Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-112781

PROSPECTUS

NMXS.COM, INC.

6,666,667 SHARES OF COMMON STOCK

2,010,000 SELLING SECURITY HOLDER SHARES OF COMMON STOCK

520,517 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH

400,000 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH A SETTLEMENT AGREEMENT

CONVERSION OF WARRANTS

2,800,000 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF

 PREFERRED SHARES

We are offering 6,666,667 shares of our common stock at $0.15 per share. In addition, our selling security holders are offering to sell 2,010,000 shares of our common stock, 520,517 shares of our common stock issuable in connection with their conversion of our warrants, 400,000 shares of our common stock issuable in connection with a settlement agreement and 2,800,000 shares of our common stock issuable in connection with their conversion of our preferred shares.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 23, 2005

Currently, we have not established an underwriting arrangement for the sale of these shares. Richard Govatski, our President and Director will be the only person that will conduct the direct public offering. He intends to offer and sell the shares in the primary offering through his business and personal contacts. All funds that are received by us in the offering are available for immediate use. There is no minimum number of shares that must be sold before we can utilize the proceeds of the offering; therefore, funds will not be placed in an escrow or similar account. There is a possibility that no proceeds will be raised or that if any proceeds are raised, they may not be sufficient to cover the cost of the offering.

Our common stock is listed on the OTC Bulletin Board under the symbol "NMXS." The last reported sale price of our common stock on December 31, 2004 was $0.17.

This prospectus also relates to the resale by the selling stockholders of up to 2,010,000 shares of common stock, 520,517 shares of our common stock issuable in connection with the conversion of our warrants, 400,000 shares of our common stock issuable in connection with a settlement agreement and 2,800,000 shares of our common stock issuable in connection with the conversion of our preferred shares. The selling stockholders may sell the stock from time to time at the prevailing market price or in negotiable transactions.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the sale of the 6,666,667 shares as well as the exercise of the outstanding warrants.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ABOUT US

HOW WE ARE ORGANIZED AND OUR OPERATIONS

We were originally incorporated under the laws of the State of Utah on August 12, 1983.  On April 28, 1997, we changed domicile to the State of Delaware by merging into a Delaware corporation incorporated on October 14, 1980.  On August 3, 1999, our corporate name was changed to "NMXS.com, Inc."

Through our wholly owned subsidiaries, New Mexico Software, Inc. and Working Knowledge, Inc., we develop and market proprietary Internet technology-based software for the management of digital high-resolution graphic images, video clips, and audio recordings. Through New Mexico Software we develop and market the software, and through Working Knowledge we provide data maintenance services related to the New Mexico Software digital asset management system.

WHERE YOU CAN FIND US

We are located at 5021 Indian School Road NE, Suite 100, Albuquerque, New Mexico 87110. Our telephone number is (505) 255-1999 and our facsimile number is (505) 255-7201.

SECURITIES OFFERED BY US

We are offering a maximum amount of 6,666,667 shares of common stock, $.001 par value, at $0.15 per share. Currently, we have not established an underwriting arrangement for the sale of these shares. All funds that are received by us in the offering are available for immediate use.  There is no minimum number of shares that must be sold before we can utilize the proceeds of the offering. Funds will not be placed in an escrow or similar account until a minimum amount has been raised. You will be purchasing our shares from us and not our selling security holders.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words "we", "our" or "us" refer to NMXS.com, Inc. and not to the selling shareholders.

SINCE THERE IS NO MINIMUM PURCHASE REQUIREMENT IN THIS OFFERING, WE MAY RECEIVE ONLY PARTIAL OR NO PROCEEDS FROM THIS OFFERING, WHICH WILL NOT ALLOW US TO ATTAIN OUR INTENDED USE OF PROCEEDS AND CAUSE AN INVESTOR TO POSSIBLY LOSE SOME OR ALL OF HIS INVESTMENT

There is no minimum purchase requirement in this offering.  Therefore, we may only receive a partial amount of the intended offering or no amount from the offering.  If we do not receive the full amount of proceeds we may not be able to attain our intended use of proceeds, specifically, payment of our present IRS obligation, repayment of our Los Alamos National Bank loan, hiring of additional sales representatives and repurchase of our company stock. In addition, we may not even be able to pay the costs of this registration statement.  This would affect our ability to grow our business.  Any investor may lose some or all of his or her investment in the event that insufficient funds are raised and we are unable to grow our business.

SALES BY SELLING SECURITY HOLDERS BELOW THE $.15 OFFERING PRICE MAY CAUSE OUR STOCK PRICE TO FALL AND DECREASE DEMAND IN THE PRIMARY OFFERING WHICH MAY DECREASE THE VALUE OF YOUR INVESTMENT

The selling security holder offering will run concurrently with the primary offering. All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. There is no restriction on the selling security holders to address the negative effect on the price of your shares due to the concurrent primary and secondary offering. In the event that the selling security holders sell some or all of their shares, which could occur while we are still selling shares directly to investors in this offering, trading prices for the shares could fall below the offering price of the shares. In such event, it may be difficult to sell all of the shares to investors, which would negatively impact the offering. As a result, our planned operations may suffer from inadequate working capital.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

- Make a suitability determination prior to selling a penny stock to the purchaser;

- Receive the purchaser's written consent to the transaction; and

- Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY BASED ON THE NUMBER OF SHARES WE ARE REGISTERING FOR SELLING SECURITY HOLDERS AND YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID FOR THEM

We do not know the extent to which the market for our shares of common stock will expand or contract upon the resale of the shares registered under this prospectus. Therefore, your ability to resell your shares may be limited. Actions or announcements by our competitors, regulatory developments and economic conditions, as well as period-to-period fluctuations in our financial results, may have significant effects on the price of our common stock and prevent you from selling your shares at or above the price you paid for them.

A SMALL AMOUNT OF CUSTOMERS REPRESENT A LARGE AMOUNT OF OUR REVENUES AND THE LOSS OF SUCH CUSTOMERS WILL RESULT IN A SIGNIFICANT DECREASE IN REVENUES AND THREATEN OUR ONGOING OPERATIONS

During the nine month period ended September 30, 2004, three customers accounted for 38% of our revenue (Stampede Entertainment 15%, Universal Studios 13%, and MPG Systems 10%).  During the year ended December 31, 2003, seven customers accounted for 85% of our revenues.  The loss of such customers will result in a significant decrease in our revenues.  Such decrease will negatively impact our growth and threaten our ongoing operations.

A SMALL AMOUNT OF CUSTOMERS REPRESENT A LARGE AMOUNT OF OUR ACCOUNTS RECEIVABLE AND THE FAILURE TO COLLECT THOSE BALANCES WILL RESULT IN A SIGNIFICANT DECREASE IN CASH FLOW AND THREATEN OUR ONGOING OPERATIONS

As of September 30, 2004, balances due from five customers comprised 82% of total accounts receivable (Forbes.com 24%, Stampede Entertainment 19%, MPG Systems 18%, CompUSA 11%, and Sun Healthcare 10%).  Failure to collect these balances will result in a significant decrease in our working cash flow.  Such decrease will negatively impact our growth and threaten our ongoing operations.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD NEGATIVELY AFFECT US

Richard Govatski and Teresa B. Dickey, our senior executives are important to our success. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially negatively affected.

NOTWITHSTANDING THE STEPS WE HAVE TAKEN TO PROTECT OUR INTELLECTUAL PROPERTY, MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY CAN RESULT IN A SIGNIFICANT NEGATIVE EFFECT ON OUR REVENUES AND OPERATIONS

We have several proprietary aspects to our software that we believe make our products unique and desirable in the marketplace. Consequently, we regard protection of the proprietary elements of our products to be of paramount importance and we attempt to protect them by relying on trademark, service mark, trade dress, copyright and trade secret laws, and restrictions on disclosure and transferring of title. We have entered into confidentiality and non-disclosure agreements with our employees and contractors in order to limit access to, and disclosure of, our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. Such misappropriation can cause our revenues and operations to be negatively effected.

ALTHOUGH WE BELIEVE WE HAVE NOT INFRINGED UPON ANY PROPRIETARY RIGHTS, OUR INDUSTRY IS SUBJECT TO LAWSUITS INVOLVING INFRINGEMENT OF PROPRIETARY RIGHTS WHICH COULD RESULT IN COSTLY LITIGATION

Although we do not believe that we infringe the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry grows. Any such claim, whether meritorious or not, could be time- consuming, result in costly litigation, cause service upgrade delays, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations, and financial condition.

IF THE FEDERAL GOVERNMENT AND STATE GOVERNMENTS ENACT LAWS APPLICABLE TO THE INTERNET IT COULD IMPOSE ADDITIONAL FINANCIAL BURDENS AND OTHER BURDENS ON US

There are currently few laws and regulations directly applicable to the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The growth of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online.

IF STATES DECIDE TO IMPOSE A TAX ON COMPANIES ENGAGED IN INTERNET SERVICES THIS WOULD IMPOSE AN ADDITIONAL FINANCIAL BURDEN ON US

Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. This would cause a financial burden to us and strain our cash flow.

SINCE WE ARE IN THE PROCESS OF PROTECTING OUR TRADE NAMES, CERTAIN PARTIES MAY TRY TO MISAPPROPRIATE OUR TRADE NAMES WHICH COULD CAUSE CONFUSION IN THE MARKETPLACE AND BE COSTLY AND TIME-CONSUMING TO US

While we have commenced the process to protect our trade names, we have not completed the process. Thus, others could attempt to use trade names that we have selected. Such misappropriation of our brand identity could cause significant confusion in the highly competitive Internet technology marketplace and legal defense against such misappropriation could prove costly and time- consuming. As part of the brand identity creation process that defines our products to be unique in the Internet technology marketplace and proprietary in nature, we have begun the process to protect certain product names and slogans as registered trademarks to designate exclusivity and ownership.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT BE AVAILABLE IN ALL COUNTRIES WHICH CAN CAUSE THIRD PARTIES TO INFRINGE UPON SUCH RIGHTS RESULTING IN A NEGATIVE EFFECT ON ANY INTERNATIONAL OPERATIONS WE UNDERTAKE

Although trademarked in the U.S., effective trademark, copyright or trade secret protection may not be available in every country in which our products may eventually be distributed. There can also be no assurance that the steps taken by us to protect our rights to use these trademarked names and slogans and any future trademarked names or slogans will be adequate, or that third parties will not infringe or misappropriate our copyrights, trademarks, service marks, and similar proprietary rights. This can have a negative effect on any international operations that we undertake.

IF WE FAIL TO ADEQUATELY MANAGE OUR GROWTH, WE MAY NOT BE SUCCESSFUL IN GROWING OUR BUSINESS AND BECOMING PROFITABLE

We expect our business and number of employees to grow over the next 12 months.  In particular, we intend to hire 2 engineers and 3 sales/marketing people to handle our anticipated growth resulting from future sales.  We expect that our growth will place significant stress on our operation, management, employee base and ability to meet capital requirements sufficient to support our growth.  Any failure to address the needs of our growing business successfully could have a negative impact on our chance of success.

OUR RELIANCE ON ISSUANCES OF SHARES OF OUR COMMON STOCK FOR SERVICES PERFORMED FOR US IN LIEU OF PAYING FOR SUCH SERVICES WILL RESULT IN DILUTION OF YOUR INVESTMENT AND A DEPRESSED MARKET PRICE FOR OUR SHARES OF COMMON STOCK

We have entered into agreements with companies that perform services for us. Under the terms of such agreements, we pay for such services by issuing shares of our common stock in lieu of making cash payments. The issuance of such shares will result in the dilution of your investment in us. Furthermore, since such shares are normally registered in a Form S-8 registration statement and such registration statement has the effect of being able to issue such shares as unrestricted shares, or freely tradable upon receipt, the sale of such shares can have the effect of decreasing the price for our shares of common stock.

SELLING SHAREHOLDERS MAY IMPACT OUR STOCK VALUE THROUGH THE EXECUTION OF SHORT SALES WHICH MAY DECREASE THE VALUE OF OUR COMMON STOCK

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD DECREASE THE PRICE OF OUR COMMON SHARES AND REDUCE OUR FUTURE ABILITY TO RAISE CAPITAL

Sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock and our ability to raise equity capital in the future.

INCREASED LEASE OBLIGATION COULD IMPOSE AN ADDITIONAL FINANCIAL BURDEN ON US

When we relocated our New Mexico office, our monthly lease obligation increased from $3,000 per month to $4,000 per month.  In addition, our lease agreement for our California office space has expired, and we have not completed the negotiations for a new lease.  We anticipate that the new lease in California will result in a monthly obligation similar to our current obligation, which is $3,333 per month; and if we are unable to renew the lease with terms satisfactory to us, we believe similar space will be available at comparable rates.  However, there is no assurance that we will be able to negotiate a lease with acceptable monthly rates.  Any failure to negotiate an acceptable lease for the California office space, coupled with the increased obligation for the New Mexico office space could cause a financial burden to us and strain our cash flow.

FAILURE TO NEGOTIATE PAYMENT EXTENSIONS ON BANK NOTE COULD RESULT IN A SIGNIFICANT FINANCIAL BURDEN ON US

At September 30, 2004, we had an outstanding balance on a line of credit with Los Alamos National Bank (LANB) of $163,168.  The original balance of $300,000 was due on July 24, 2002, however, LANB has continued to extend the note six months at a time, provided we pay an agreed-upon amount of principal and interest at the time of the extension.  On October 8, we paid $25,000 of principal and approximately $6,000 of interest.  At November 30, the outstanding balance was $138,168, and the next payment is due April 15, 2005.  We believe that LANB will continue to work with us in this manner, and the company has the necessary cash to continue to reduce the note under these circumstances.  However, our inability to retire this debt, negotiate an extension of the payment amount and/or date, or obtain an alternative loan would have a material negative impact on our liquidity, and could impair our ability to continue operations if the bank foreclosed on the note.

RELIANCE ON ORAL AGREEMENTS WITH SOME OF OUR MAJOR CUSTOMERS COULD HAVE A MATERIAL NEGATIVE IMPACT ON OUR REVENUES

We have oral agreements with a few of our major customers rather than written contracts.  As a result, these agreements may be terminated at any time, and therefore they provide little guarantee of future revenues.  In addition, if these customers fail to perform their obligations under these agreements, it could have a material negative impact on our future cash flows, and there is little likelihood that we would be able to recover any unpaid receivables from these customers without significant effort and legal costs.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. The gross proceeds to us from the sale of up to the additional 6,666,667 shares of our common stock at a price of $0.15 per share are estimated to be $1,000,000.  The proceeds, if any, may be significantly less than $1,000,000, and there is the possibility that the proceeds may not be sufficient to cover the costs associated with this offering.  We expect to use the net proceeds from this offering for the purposes described in the table below. Any net proceeds would be used first to pay the offering expenses of $50,000, then the payroll tax obligation of $277,000.  Any net proceeds after the offering expenses and payroll tax obligation would be prorated equally among the other items listed in the table below. We have agreed to bear the expenses relating to the registration of our own shares as well as the shares for the selling security holders.

Gross Proceeds                $  $1,000,000

                                     Amount

Offering Expenses ..........     $   50,000

Payment of Tax Obligation (1)    $  277,000

Repayment of Los Alamos

  National Bank Loan (2)         $  138,000

Engineers/Sales Staff (3)        $  300,000

Repurchase of Company Stock(4)   $  235,000

Gross Proceeds .............     $1,000,000

Less Offering Expenses .....         50,000

Net Proceeds ...............      $ 950,000

(1) Represents past due payroll tax obligations which were not paid at the time they were due because of insufficient cash flow, plus estimated penalties and interest. The payroll taxes are for the second, third and fourth quarters of 2002 and the first, second and third quarters of 2003.

(2) Represents a note payable to Los Alamos National Bank with an annual interest rate of 7%, due April 15, 2005.

(3) Represents the hiring of 2 engineers and 3 sales representatives at an annual salary of $60,000 per employee.  Therefore, since we are using the initial $400,000 of proceeds for offering expenses and the IRS obligation and pro-rating the balance of proceeds received, for each $120,000 raised over $400,000, we can hire one employee.

(4) We intend to use this amount to undertake the repurchase of our shares of common stock on the open market.

DETERMINATION OF OFFERING PRICE

The price of $0.15 per share for the offering of 6,666,667 shares has been determined based on a 10% discount to the closing price of $0.17 for our shares of common stock as reported on the OTC Bulletin Board on December 31, 2004.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the OTC Bulletin Board under the symbol "NMXS." The following table sets forth the high and low bid prices for our common stock since the first quarter of 2002.

YEAR     QUARTER            HIGH           LOW

2002     First             0.40          0.32

2002     Second            0.50          0.20

2002     Third             0.26          0.17

2002     Fourth            0.23          0.17

2003     First             0.19          0.05

2003     Second            0.11          0.05

2003     Third             0.17          0.06

2003     Fourth            0.71          0.17

2004     First             1.07          0.41

2004     Second             .78           .22

2004     Third              .46           .22

2004     Fourth             .28           .13

2005     First              .17           .14

       (to January 13, 2005)

As of March 22, 2005, based on our transfer agent records, we had 351 shareholders holding 35,936,129 shares of our common stock.

The above quotations reflect the inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of September 30, 2004, with respect to compensation plans under which our equity securities are authorized for issuance:

                                   (a)                   (b)                     (c)

                           --------------------   --------------------   -------------------

                                                                         Number of securities

                                                                         remaining available

                           Number of securities                          for future issuance

                           to be issued upon      Weighted-average       under equity

                           exercise of            exercise price of      compensation plans

                           outstanding options,   outstanding options,   (excluding securities

                           warrants and rights    warrants and rights    reflected in column (a))

                           --------------------   --------------------   -------------------

Equity compensation

plans approved by

security holders                4,330,775                 $0.12                1,069,225(1)

Equity compensation

plans not approved

by security holders             5,936,545(2)              $0.57                    -0-

     Total                     10,267,320

---

(1) Represents 100,712 shares available for issuance under our 1999 Stock Option Plan and 968,513 under our 2001 Stock Issuance Plan as of December 31, 2003.

(2) Includes 1,000,000 shares of common stock issuable upon exercise of Series A warrants exercisable at $1.25 per share at any time through November 14, 2003; 1,090,000 Series B warrants exercisable at $1.00 per share at any time through August 1, 2005; 1,500,000 Series C warrants exercisable at $0.50 per share at any time through February 20, 2006; 1,346,545 Series D warrants exercisable at $0.21 per share through July 22, 2009, and 1,000,000 Series E warrants exercisable at $0.08 per share at any time through August 28, 2008.

DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends. There can be no assurance that we can achieve such earnings.

PENNY STOCK CONSIDERATIONS

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

- Make a suitability determination prior to selling a penny stock to the purchaser;

- Receive the purchaser's written consent to the transaction; and

- Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus. The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward- looking statements.

OVERVIEW

New Mexico Software develops digital lifecycle management systems.  The digital lifecycle is the strategy that associates database information with both paper and digital files including text, email, images, audio, graphics, video and animation files, and coordinates access to a common repository of these processes and files.  The digital lifecycle encompasses creation, approval, sharing, storage, retrieval, usage, capture and archiving of the database information.  It is appropriate for a wide variety of industries, including government, medical, entertainment, and IT markets, providing a significant opportunity for market penetration.  Our core product, Roswell, is an enterprise-level platform that manages digital files.  It manages assets by creating folders, or groups of files, catalog hierarchies, users, user groups, and user permissions.  The files are managed by our database that maintains both the membership of the file in a folder(s) and information about the file.  Roswell's main user interface is a web browser, which makes it accessible and more intuitive to a greater number of users.  It can be run on Windows or Linux operating systems.

In addition to our core product, Roswell, we are preparing to launch three new products this fall.  The three products, Santa Fe, White Sands, and Taos, further extend our document and image management capabilities, as well as the potential for market penetration.  The three new products are prepackaged software ranging in price from $39.95 to $249.95.  When combined with our Roswell enterprise system and our mid-level Digital Filing Cabinet (DFC) package, they give us a broader range of revenue sources with a balanced combination of sales from high volume retail business and more specialized enterprise systems.

Some challenges we face in the next year are developing a sales force and distribution channels in order to market our products and educating potential customers about the benefits of digital management systems.  We have hired several independent sales agents to help sell our products.  We have also designated a manager to focus on providing education about our products to potential customers, and we provide demo software on the Internet for this purpose, so that customers can better understand how the digital lifecycle works.  One possible opportunity for our business can be found in the current expansion of the open-source software market.  This expansion was discussed in a May 10, 2004 article in Business Week Online entitled “Software Shift”.  According to this article, the market for software products using open source programming is expanding beyond the Linux operating system to include software products such as databases, search engines, programming tools and desktop PC software.  Since our products have all been developed with open source code, we may be in a position to take advantage of this expansion by identifying opportunities to integrate our software with some of the newly emerging open source products.

Another new marketing area that we are developing is the need for customers to hire our engineers to connect our software to existing software owned by the customer. We now have several contracts in which we are “welding” different databases to our database with good success. This could be a very important growth area for us in the future.

We presently realize revenues from four primary sources:  (i) software sales, maintenance and hosting; (ii) custom programming services; (iii) license fees; and (iv) scanning and other services.  We also occasionally realize revenues from hardware sales when the hardware is sold together with the software, and occasionally from other services.  To date, license fees and software sales have been directly related.  With each sale of our products, the end user enters into a license agreement for which an initial license fee is paid.  The license agreement also provides that in order to continue the license, the licensee must pay an annual software maintenance fee for which the party receives access to product upgrades and bug fixes or product patches.  Software maintenance consists primarily of hosting and managing our customers’ data on our servers.  This structure will continue with our Roswell product; therefore, we anticipate a positive impact on license fees, software maintenance, and custom programming revenues from Roswell sales.  However, according to an article in Forbes magazine on March 29, 2004 entitled “A Hard Landing for Software”, software companies are gradually relying less on the software license for revenues and more on professional services such as programming and consulting.  Management believes this trend applies to our revenues as well, since Roswell is our only product that will use this licensing structure.  Therefore, although we expect a positive impact on license fees from Roswell, we believe software sales, custom programming, and professional services will provide a greater portion of our revenues in the coming years.

With the marketing of the new prepackaged products, management anticipates that revenues for direct software sales and technical support will increase as those products are sold and the associated technical support programs are purchased.  The change in focus to include our newer products reflects management’s belief that a broader range of products and customers will provide greater stability in revenues.

Scanning services are performed principally by Working Knowledge at its site in Santa Monica, California.   To date, management has anticipated that these services will be reserved in the future primarily for existing customers and customers of our core products, although revenue could be generated from unsolicited customers.  Accordingly, in 2004 management has not focused on developing this segment of our business, but we are currently assessing the importance of scanning services as part of an overall focus on client services during the coming year.

Cost of services consists primarily of engineering salaries, engineering supplies, compensation-related expenses, hardware purchases and equipment rental.  General and administrative expenses consist primarily of salaries and benefits of personnel responsible for business development and operating activities, and include corporate overhead expenses.  Corporate overhead expenses relate to salaries and benefits of personnel responsible for corporate activities, including acquisitions, administrative, and reporting responsibilities.  We record these expenses when incurred.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management’s initial estimates as reported.  A summary of our significant accounting policies is detailed in the notes to the financial statements which are an integral component of this filing.

Revenue Recognition

The Company derives revenues from five general activities; the sale of software licenses to end users, software maintenance contracts, third party hardware and software sales, consulting services and software licenses that require us to provide significant production, customization or modification to our core software product.

Our software recognition policies are in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 97-2, Software Revenue Recognition as amended.

The Company sells software licenses directly to its end user customers.  These sales do not require further commitment from the Company and are recognized upon persuasive evidence of an arrangement as provided by agreements executed by both parties delivery of the software and determination that collection of a fixed or determinable fee is reasonably assured.

In connection with the sales of software licenses, we sell maintenance contracts that vary in terms.  Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contracts.

We follow the guidance in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts for custom software development arrangements that require us to provide significant production, customization or modification.  Revenue is generally recognized for such arrangements under the percentage of completion method.  Under percentage of completion accounting, both the product license and consulting services revenue are recognized as work progresses based on labor hours incurred.  At December 31, 2003 and September 30, 2004, there were no custom software development arrangements in progress.

The sale of third party hardware and software generally is billed as a separate deliverable under consulting or custom development contracts.

Consulting revenue is recognized as the services are rendered.

Amounts collected prior to satisfying the above revenue recognition criteria are included in deferred revenue.

The Company follows the guidance provided by SEC Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements and SAB No. 104 Revenue Recognition which provide guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC.

The application of SOP 97-2, as amended, requires judgment, including a determination that collectibility is reasonably assured and the fee is fixed and determinable.

Income Taxes

Management evaluates the probability of the utilization of the deferred income tax assets.  The Company has estimated a $8,917,000 deferred income tax asset at December 31, 2003, related primarily to net operating loss carryforwards at December 31, 2003.  Management determined that because the Company has not yet generated taxable income it was not appropriate to recognize a deferred income tax asset related to the net operating loss carryforward.  Therefore, the full deferred income tax asset is offset by an equal valuation allowance.  If the Company begins to generate taxable income, Management may determine that some, if not all of the deferred income tax asset may be recognized.  Recognition of the asset could increase after tax income in the future.  Management is required to make judgments and estimates related to the timing and utilization of net operating loss carryforwards, utilization of other deferred income tax assets, applicable tax rates and feasible tax planning strategies.

Goodwill

Goodwill was recognized in the Company’s acquisition of Working Knowledge, Inc.  Management believes that there is no impairment of the carrying value of $75,000 at December 31, 2003 and September 30, 2004.  Management believes that there is sufficient evidence that the Company will eventually generate operating income and positive operating cash flows related to the Working Knowledge products.  Also, management believes that there is substantial value in its proprietary software.

Stock Based Compensation

The Company grants stock awards and stock options to employees and non-employees as consideration for services.  Management believes that the best indicator of value for stock awards is the trading value of the shares of stock on the date the Company enters into the agreements.  For non-employees, that date is generally the date on which the company is committed to such an agreement.  At times the Company may grant stock as payment for accrued but unpaid payroll.  In these cases, the Company values the shares at the trading price on the date they are granted and reduces the payroll accrual by the same amount.  We have elected to apply the intrinsic value method prescribed in APB No. 25 for stock options granted to employees.  For options granted to non-employees, we estimate the value of those awards using the Black-Scholes option pricing model.

Contingencies

We are subject to the possibility of various law contingencies arising in the ordinary course of business.  We consider the likelihood of loss or impairment of an assets or the incurrence of a liability, as well as our ability to reasonably estimate the amount of the loss contingencies.

At September 30, 2004, the Company is involved in litigation related to a dispute over the validity of the issuance of 150,000 of the Company’s common stock warrants.  The plaintiff has made a claim of damages of $1,500,000 against the Company.  We believe that we have adequate defenses and counter claims and therefore we have not accrued for any potential loss on this case nor are the 150,000 warrants included in the number of our potentially dilutive securities at December 31, 2003.

The Company is paying past due payroll taxes of approximately $277,000 at a rate of $5,000 per month.  The Company has accrued its estimate of interest and penalties of $30,000 on this past due amount.  However, the Company has received notices from the IRS reflecting interest and penalty amounts greater than $30,000.  We believe that the Company will negotiate a final settlement with the IRS of approximately $30,000 for those penalties and interest.  However, the final settlement may vary from our estimate.

Software Development Costs

We account for software development costs in accordance with SFAS No. 86 Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.  Product research and development expenses consist primarily of personnel, outside consulting and related expenses for development, and systems personnel and consultants and are charged to operations as incurred until technological feasibility is established.  The Company considers technological feasibility to be established when all planning, designing, coding and testing have been completed to design specifications.  After technological feasibility is established, costs are capitalized.  Historically, product development has been substantially completed with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

RESULTS OF OPERATIONS

A summary of operating results for the three months ended September 30, 2004 and 2003 is as follows:

2004

2003

% of

% of

Amount

Revenue

Amount

Revenue

Revenues

  $  208,000

  100.0%

  $  377,000

100.0%

Cost of service

  136,000

  56.3%

  80,000

21.2%

Gross profit

72,000

43.7%

   297,000

78.8%

General & administrative

   260,000

   118.8%

   158,000

 41.9%

Research & development

  32,000

15.4%

  28,000

  7.5%

Bad Debt Expense

0

0.0%

0

0.0%

Net operating (loss)

     (220,000)

    (90.4)%

     111,000

   29.4%

Other income (expense)

  (12,000)

  (5.8)%

  (5,000)

 (1.3)%

Net income (loss)

     (232,000)

    (96.2)%

     106,000

   28.1%

Earnings (loss) per share

$    (0.01)

$  0.00

A summary of operating results for the nine months ended September 30, 2004 and 2003 is as follows:

2004

2003

% of

% of

Amount

Revenue

Amount

Revenue

Revenues

  $  985,000

  100.0%

  $  1,004,000

100.0%

Cost of service

  311,000

  29.6%

  245,000

24.4%

Gross profit

674,000

70.4%

   759,000

75.6%

General & administrative

   700,000

   69.8%

   716,000

 71.3%

Research & development

  91,000

9.2%

  90,000

  9.0%

Bad Debt Expense

0

0.0%

501,000

49.9%

Net operating (loss)

     (117,000)

    (8.6)%

     (548,000)

   (54.6)%

Other income (expense)

  (19,000)

  (2.0)%

  (19,000)

 (1.9)%

Net income (loss)

     (136,000)

    (10.6)%

     (567,000)

   (56.5)%

Earnings (loss) per share

$    (0.00)

$  (0.02)

Revenues:  Total revenues decreased 44.8%, or $169,000, for the quarter ended September 30, 2004, as compared to the same period in the prior year (the “comparable prior year period”).  These revenues were primarily generated from the following four revenue streams:

1.  Revenues generated by software sales and maintenance decreased 10.1%, or $16,000, for the quarter ended September 30, 2004, as compared to the comparable prior year period.  This decrease is attributable to a combination of factors.  Sales of DFC and Roswell products decreased 87.7% or $58,000 as compared to the comparable prior year period, but sales of Santa Fe, Taos, and White Sands increased by 100% or $61,000 for the same period.  We completed the development phase of DFC approximately one year ago; we completed Roswell approximately six months ago; and we completed our three prepackaged products in September 2004.  As a result, sales of these products have only recently begun to impact our revenues and their sales growth is still inconsistent.  We anticipate that sales of Roswell will increase gradually over the next two years; however, since it is a high-level enterprise system, its sales are characterized by a small number of contracts with much higher revenues than our other products.  As a result, growth of Roswell’s sales will most likely be inconsistent from one quarter to the next.  Sales of this enterprise product, however, will be balanced by sales of our new prepackaged products.  Development was completed on the prepackaged products in the third quarter 2004, and we made our first shipment in September.  These prepackaged products range in price from $39.95 to $249.95, so they will have a much lower margin than DFC and Roswell. Revenues from these products will be driven more by volume, providing balance for the more expensive enterprise products which provide only a few contracts per year. We are not current emphasizing sales of our DFC product, although we will continue to sell it as customers request it.  We also occasionally sell upgrades to current DFC customers.

Revenues from software maintenance decreased 23.1% or $21,000 for the third quarter 2004 as compared to the comparable prior year period.  This decrease is due to the termination of the hosting agreement for one customer.  Software maintenance consists mainly of hosting and managing our customers’ data on our systems.  We will continue hosting for various existing clients and for our Roswell product, in addition to focusing new marketing efforts on the sale of our standard products.  We have four projects currently in negotiations that will involve on-going software maintenance.  Based on these projects in addition to our current contracts, management anticipates that revenues from software maintenance will increase in the coming year.

2.  Custom programming revenue decreased 96.7%, or $146,000, for the quarter ended September 30, 2004, as compared to the comparable prior year period.  This decrease was due to the fact that we recognized revenue on two custom programming contracts of $72,000 and $75,000 respectively during the third quarter of 2003, and we had no major custom programming contracts during the third quarter of 2004.  Approximately 10% of the customers that purchase our standard products will require customization, and we continue to offer this service.  In addition, our Roswell product is offered chiefly as a customizable package, so we anticipate that custom programming projects associated with new product purchases will continue to provide revenues in this category.  We also continue to offer programming services for customer database integration.  Therefore, we anticipate that this revenue source will continue to increase in the coming year, with about 50% of the revenue coming from Roswell customers and 50% from database integration projects.

3.  Revenues generated by license fees remained steady for the quarter ended September 30, 2004, as compared to the comparable prior year period.  Although our products have been developed using open source code, we have added additional code that is considered proprietary technology, particularly in our Roswell and Santa Fe products.  This additional technology can be licensed, however we anticipate generating license fees only from these two products in the future.  As a result, management believes that this category may be a less significant portion of future revenues.  We anticipate that most revenues will be generated from sales of our software products.

4.  Revenue generated by scanning services decreased 16.0%, or $8,000, for the quarter ended September 30, 2004, as compared to the comparable prior year period.  Approximately half of the decrease is due to a slight decrease in the volume of work performed during the current quarter on a long-term scanning project with a major movie studio. This studio has committed to scan over 5,000 titles for this project.  At the current rate of progress, we expect the project to continue for approximately three to five years.  The other half of the decrease is due to additional scanning projects for other customers during the third quarter 2003.  We had no additional scanning projects during the third quarter of 2004.  In general, management is currently assessing the importance of scanning services as part of an overall focus on client services during the coming year.  Although we are not emphasizing scanning services at this time, we anticipate that this revenue source will continue to increase slightly this year due to the long-term project mentioned above.

We also generated other revenue from hardware sales and the sale of other miscellaneous items and services.  Revenue generated by these other services increased 50.0% or $1,000, for the quarter ended September 30, 2004, as compared to the comparable prior year period.  Sales of hardware associated with our Digital Filing Cabinet system accounted for 100% of this revenue.  The Digital Filing Cabinet system may be sold as software only, or as a complete system of software and hardware.  We provide the option including hardware for customers who need the complete system, but we do not emphasize hardware sales, therefore we do not consider it a significant part of our business on an on-going basis.

Cost of Services.  Cost of services increased 70.0%, or $56,000, for the quarter ended September 30, 2004, as compared to the comparable prior year period.  Approximately $33,000 (59%) of this increase is attributable to the cost of inventory and test fees related to manufacturing and preparing our prepackaged software products for shipment.  The remaining $23,000 (41%) of the increase is due to increased compensation-related expenses due to the hiring of a technical writer and graphics designer.  Cost of services as a percentage of revenues increased to 65.4% for the quarter ended September 30, 2004, up from 21.2% for the comparable prior year period.  During the current quarter, approximately 68% of our cost of sales consists of engineering salaries and compensation-related expenses.  We consider these salaries to be directly associated with our ability to generate revenues, however, they do not vary with revenues in that much of those costs are fixed.  As a result, the gross margin percent will vary as sales vary.  During the current quarter, revenues decreased 44.8% as compared to the same quarter last year, while engineering salaries increased slightly, resulting in a higher ratio of cost of sales to revenues.

For the nine months ended September 30, 2004, cost of services as a percentage of revenues was 31.6%, as compared with 24.4% for the comparable prior year period.  Management anticipates that as revenues increase in the coming year, the cost of goods and services required to support those revenues will continue to increase, and engineering salaries will also increase as we hire additional staff to support a greater number of products and customers.  However, we expect that revenues will increase at a greater rate than cost of services, since most of our costs are relatively fixed.  We believe this range of percentages over the last two years is more indicative of the percentage of costs associated with future revenues, but until we have been in the active marketing phase for a longer period, management is unable to yet determine to what extent this percentage may change in the future.

General and Administrative.  General and administrative expenses increased 64.6%, or $102,000, for the quarter ended September 30, 2004, as compared to the comparable prior year period.  We have made a dedicated effort in the last year to reduce our general and administrative expenses.  Several one-time adjustments during the third quarter of 2003 are primarily responsible for the apparent increase in general and administrative expenses during the current quarter.  During the third quarter of 2003, we incurred a ($90,000) adjustment in salaries pursuant to a new employment agreement, a ($79,000) adjustment in accounting fees to our previous accounting firm, and a $84,000 adjustment for advertising used in the barter transaction with Forbes.com.  The net result of these adjustments was an $85,000 decrease in general and administrative expenses for the third quarter of 2003.  Without these adjustments, general and administrative expenses increased $17,000 (10.7%) for the current quarter as compared to the comparable prior year period.  This increase relates to marketing expenses incurred in preparation for sales of our new prepackaged products.  General and administrative expenses as a percentage of revenues were 125.0% for the quarter ended September 30, 2004, as compared to 41.9% for the comparable prior year period.  General and administrative expenses for the third quarter 2003 without the adjustments were 64.5%.

For the nine months ended September 30, 2004, general and administrative expenses as a percentage of revenues was 71.1%, as compared with 71.3% for the comparable prior year period.  Management believes the ratio of general and administrative costs to revenues will decrease in the future because revenues will increase at a greater rate than general and administrative costs, but until we have been in the active marketing phase for a longer period, management is unable to yet determine to what extent this percentage may change in the future.

Research and Development.  Research and development expenses increased 14.3%, or $4,000, for the quarter ended September 30, 2004, as compared to the comparable prior year period.  This increase is primarily attributable to management’s focus on completing the development phase of the first version of our three new prepackaged products.  However, in the software industry it is common for research and development costs to be ongoing, since development of the next version of the software begins as soon as the current version is completed.  Management anticipates that research and development costs in the future will focus on the upgrading of our existing products; therefore they will remain relatively steady for the remainder of the year.

Other Income.  Interest expense increased 140.0%, or $7,000 for the quarter ended September 30, 2004, as compared to the comparable prior year period.  The increase in interest expense was associated with interest on new notes payable incurred during the last year.  There was no loss on disposal of fixed assets in the third quarter of 2004.

In general, our key indicator of operating progress is gross revenue.  For the nine-month periods ending September 30, 2004 and 2003, personnel-related expenses have accounted for approximately 59% of our operating expenses, with fixed costs such as building and equipment rent, utilities, insurance, communications and depreciation accounting for an additional 24%.  The only personnel-related costs that are directly variable with sales are those associated with custom programming, because they are directly billable.  This means that over 80% of our expenses are relatively fixed.  All of the remaining expenses vary, but less than 5% varies directly with sales.  We will incur more definite variable costs associated with our new pre-packaged products beginning in the fourth quarter of 2004, so in 2005 we may be able to use some other indicators such as gross margins to help analyze performance, but for 2003 and 2004 gross revenue is our primary indicator of when we will achieve profitability and break-even cash flow.

REPORTABLE SEGMENTS

Management has identified the Company's reportable segments based on the two distinct product lines and the two separate legal entities. New Mexico Software (NMS) derives revenues from the development and marketing proprietary internet technology-based software and Working Knowledge, Inc. (WKI) provides data maintenance services related to the NMS digital asset management system. Information related to the Company's reportable segments for the nine months ended September 30, 2004 is as follows:

Nine months Ended

 2004

   2003

	NMS	WKI	NMS	WKI
Revenue	$ 964,000	$ 21,000	$ 979,000	$ 25,000

Cost of services	283,000	28,000	199,000	46,000
General and administrative	581,000	119,000	597,000	91,000
Research and development	91,000	-	90,000	-
Bad debt expense	-	-	500,000	1,000
Impairment of goodwill	-	-	-	-

Operating income (loss)	9,000	(126,000)	(407,000)	(113,000)

Total assets	$823,000	$ 29,000	$ 753,000	$ 106,000

Generally, New Mexico Software develops and markets the software, and therefore, software sales and maintenance, licensing and custom programming are considered revenue streams for that entity.  Working Knowledge, Inc. provides services that are necessary to prepare, enter, and maintain the customer’s data on our image management system.  These include web design, database development, image scanning, asset uploading, and database support.  In addition, Working Knowledge is able to serve the customer by utilizing the stored images to produce compact discs, digital prints, and large poster formats.  These revenue streams, usually classified as scanning and other revenue, are considered revenue streams for that entity.  These complementary services allow us to complete our cycle of comprehensive image management.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2004, cash and cash equivalents totaled $89,000, representing a $78,000 increase from the beginning of the period.  The increase in available cash was due to a combination of several factors during the year, but the primary factors were the issuance of common stock for cash and three new notes payable.  These are discussed in financing activities below.

Operating activities used $170,000 of cash for the nine months ended September 30, 2004, as compared to $139,000 for the comparable prior year period.  The increase in the use of cash for operating activities was mainly due to our emphasis on continuing to pay down our accrued expenses and to maintain current accounts payable, even though we had no significant increase in operating cash receipts.  During the nine months ended September 30, 2004, we used $108,000 to pay down accrued expenses and trade accounts payable, as opposed to using $15,000 during the same period in 2003.  These payments resulted in an increase in the use of cash for operating purposes of $93,000 for the current period as compared to the comparable prior year period.  They also resulted in total accrued expenses and trade accounts payable of $479,000 as of September 30, 2004, as compared with $587,000 at September 30, 2003, a decrease of $108,000.  The payments on accrued expenses are all payments toward past-due tax obligations.

The increased use of cash toward accrued expenses and accounts payable was accompanied by issuance of common stock for salaries and services of $146,000 during the nine months ended September 30, 2004 as compared with $176,000 for the comparable prior year period.  In addition, we recognized deferred revenue of $55,000 during the current year as compared with deferring revenue of $25,000 during the prior period, which represents increased use of cash of $80,000 during the nine months ended September 30, 2004.  These factors increased the use of cash for operating purposes by a total of $110,000 for the current period as compared with the prior period.

The increases in cash used for operating purposes were balanced by the change in accounts receivable.  During the nine months ended September 30, 2004, accounts receivable increased $57,000, as compared with an increase of $307,000 during the comparable prior year period.  This change represents a decrease in the use of cash for operating purposes of $250,000.  The large increase in 2003 is due to several large contracts completed near the end of the quarter.

Trade accounts payable were $67,000 at September 30, 2004 as compared to $122,000 at December 31, 2003, reflecting our emphasis on keeping our payables current.  We continue to accrue the salary of our president, Richard Govatski, which at September 30, 2004, was an aggregate of $107,000.  This amount represents 95% of the accrued payroll balance at September 30, 2004.  This obligation will only be paid when there is available cash, therefore it will have no material adverse effect on our liquidity.  The remainder of the accrued payroll will be paid in common shares, therefore it also will have no material adverse effect on our liquidity.  Payroll taxes due as of September 30, 2004, are approximately $277,000, including penalties and interest.

The following table shows current balances and payment details of our obligations as of September 30, 2004:

	Sept 30	Negotiated	Payment
	Balance	Payment	Frequency
Notes Payable:
Los Alamos National Bank note + interest	168,000	25,000	semiannually
Grossman + interest	62,000	In negotiations
First Mirage + interest	79,000	No payment plan established yet
Demand Notes	68,000

Past due Accounts Payable:
New Mexico payroll taxes	19,000	1,000	monthly
IRS + estimated penalties & interest	258,000	5,000	monthly
Attorney fee	6,000	No payment plan established yet

Other payables (current)	58,000
Accrued Payroll and Deferred Revenue	132,000

Total Liabilities per Balance Sheet	785,000

Accounts receivable increased from $450,000 at December 31, 2003 to $507,000 at September 30, 2004, primarily due to new sales during the current and prior quarter, some of which have extended payment plans.  Five customers account for $453,000 (81%) of the outstanding balance.  One customer represents the first shipment of our prepackaged products shipped near the end of the third quarter.  Two of the balances are for contracts with extended payment plans completed near the end of the prior quarter totaling $153,000.  One is an existing customer on a payment plan with a current balance of $104,000, and the other $135,000 is an agreement for advertising still owed to us, which will be used during 2004 or 2005.  The advertising agreement was a barter transaction, so this receivable will not directly generate cash.  However, it will allow us to generate advertising in the coming year without expending cash.

Investing activities used $17,000 for the nine months ended September 30, 2004, as compared to $6,000 for the comparable prior year period.  The increase in the cash used for investing activities for the current period was due to the purchase of leasehold improvements associated with our office relocation (approximately $12,000) and the purchase of equipment to manufacture our new prepackaged products (approximately $5,000).

Financing activities provided $265,000 in cash for the nine months ended September 30, 2004, as compared to $176,000 for the comparable prior year period.  The increase in cash provided by financing activities was primarily attributable to two factors: the issuance of common stock and new notes payable.  During the year we issued 488,000 shares of common stock for gross proceeds of $107,000 and we received gross proceeds of $78,000 for common stock that has not yet been issued.  We also received gross proceeds of $105,000 in the form of three new notes payable during the year.

Management anticipates that our primary uses of cash in the next year will be allocated to continue to satisfy delinquent obligations and for general operating purposes.  Our business strategy is to increase working capital by internal growth through continued hosting of our existing customers, sale of licenses for our Roswell products, maintenance of these licenses, and sales of our prepackaged products, as well as externally through the sale of potentially dilutive securities.  We may also continue to incur debt as needed to meet our operating needs.  In addition, we may be forced to issue additional equity compensation to employees and outside consultants to meet payroll and pay for needed legal and other services.

At September 30, 2004, we had an outstanding balance on a line of credit with Los Alamos National Bank (LANB) which was originally due on July 24, 2002.  The outstanding principal amount due at that date was $300,000, plus interest of $10,545.  We negotiated a three month extension on the repayment of the outstanding balance of the line of credit by reducing the principal amount of the debt with the payment of $50,000 and the payment of the interest due on July 24, 2002.  We were able to negotiate an extension of the amount due on the line of credit until April 24, 2003, by paying $25,000 of the principal amount due and $4,555 in interest due at October 24, 2002.  On April 24, 2003, we paid $12,224 of principal and $12,768 of interest, and we negotiated another six-month extension to October 20, 2003. On October 20, 2003 we negotiated an extension of the amount due until April 23, 2004 by paying $25,000 in principal and $7,500 in interest.  On March 27, 2004, we received a letter from LANB extending the note until October 15, 2004, with payment of $25,000 of principal and approximately $6,000 of interest due on April 15, 2004.  On April 5, 2004, we paid the $25,000 of principal and $6,000 of interest as agreed.  The principal balance due for this line of credit was $163,168 as of September 30, 2004.  On October 4, 2004, we received a letter from LANB extending the note until April 15, 2005 upon payment of $25,000 of principal and approximately $6,000 of interest, which we paid on October 8, 2004.  The company has the necessary cash to continue to reduce the note under these circumstances.  Our inability to retire this debt, negotiate an extension of the payment amount and/or date, or obtain an alternative loan would likely have a material negative impact on our business, and could impair our ability to continue operations if the bank foreclosed on the note.  However, the bank has continued to extend the note six months at a time, providing we pay an agreed-upon amount of principal and interest at the time of the extension.  We believe that LANB will continue to work with us in this manner.

We do not currently have material commitments for capital expenditures and do not anticipate entering into any such commitments during the next twelve months.  Our current commitments consist primarily of lease obligations for office space.

Management anticipates that the capital requirements for operations for the next twelve months will be approximately $1,200,000 - $1,500,000, based on cash flow projections.  The company currently has contracts which provide for recurring revenues of approximately $600,000 over the next twelve months.  Although one annual contract for software maintenance for 2004 was prepaid at the end of 2003, the remaining software maintenance contracts provide a monthly cash flow of approximately $40,000.  Based on the prior year licensing and custom programming revenue, we can expect these services to generate an additional $300,000 - $400,000 over the next twelve months.  We have four projects in process (combined maintenance and custom programming) that will generate additional cash flow of approximately $30,000 per month plus initial custom programming fees of approximately $300,000.  We anticipate that new clients and our new products will provide the remaining necessary cash flow for the next year.

We have received a non-binding letter of intent from a fiduciary trust, In God We Trust, to invest up to $500,000 in the company through December 31, 2005.  These funds, if made available, would provide additional working capital necessary for operations over the next twelve months and to retire long-term debt and past-due payroll taxes. The letter of intent does not require the investor to fund.  To date, we have not received any  financing from this investor.  However, we have had a long-term relationship with this investor and believe that the investor has the willingness and wherewithal to provide funds should our cash requirements exceed our abilities to generate cash elsewhere.  Through a combination of increased marketing efforts and continued reduction of expenses, management anticipates continued positive working cash flow during 2004.

BUSINESS - OUR COMPANY

A SUMMARY OF WHAT WE DO

About Us

Through our wholly owned subsidiaries, New Mexico Software, Inc. and Working Knowledge, Inc., we develop and market proprietary Internet technology-based software for the management of digital high-resolution graphic images, video clips, and audio recordings. Through New Mexico Software we develop and market the software, and through Working Knowledge we provide data maintenance services related to the New Mexico Software digital asset management system. New Mexico Software operates as a business segment with the role of product development and support.

On January 1, 2004, we renamed all of our products with the names of New Mexico cities.  Currently, New Mexico Software has developed an enterprise-level media asset management product called Roswell. It will be our flagship product.  We market Roswell in two ways; as a hosted application on the Internet, and as a highly customized application according to clients' specifications. A hosted application provides a customer with access to the Roswell product over the Internet. Customers log on to our server and use Roswell to manage, view and distribute their media assets. The customers' media files are also stored on our server. Customers using our hosted model are billed according to the number of registered users and the amount of disk space their media files will occupy. This is the primary basis for our recurring revenue.

Our second product is called Digital Filing Cabinet (DFC).  It is sold as a hardware/software package through dealers and distributors.  It may be sold as hardware and software (Gallup), software only (Aztec), or hardware, software and scanning equipment (Nageezi).

Our newest products are Taos, Santa Fe, and White Sands.  They are our first prepackaged product for PC desktops.  Taos is a next-generation digital photo application providing a low-cost image database solution for organizing, cataloging, and searching for images based on their color and shape.  Santa Fe is a desktop Linux operating system with 60 Linux applications, and White Sands is an inexpensive but powerful document management system that scans documents into portable data files (PDF’s) and then quickly and easily organizes, archives and locates the documents.

Our Technology

We engineer database products around a central core of unique Internet technology that make it possible to rapidly view, distribute and manage media files such as documents, graphic images, animation sequences and film clips.

One of the competitive advantages of our technology is that it is based on Open Source – software that is mostly free, with no royalties payable to other companies.  By integrating Open Source programs into our technology, we are able to provide well-built, low-cost products for the digital management market.  In addition, the code that we deliver to customers is compiled. When you compile software code, it makes it difficult to use the code to create a similar program, even though the code we create originates from Open Source.  This provides better protection and security of our products.

Another advantage our company has is the ability to provide totally integrated services that a customer would normally need to outsource to several different suppliers.  For example, with our business model and technology, we are able to provide the software, custom programming, hosting, and database administration as a total solution.

In addition, our core technology is characterized by the following features that contribute to what we perceive to be marketplace advantages:

o

Ability to use high-resolution graphics files -- large files with lots of detail as opposed to the low resolution files with indistinct detail used by conventional Internet programs.

o

Ability to use a single image in multiple resolutions.

o

Ability to track images with special codes assigned to each image.

o

Our technology works on current versions of Internet browsers on MacIntosh, PC and UNIX computers.

o

Easy to use because it does not require any new software programs, only a familiarity with Netscape or Internet Explorer browsers.

Our programmers and engineers are tasked with adding new features to our products and fixing any problems users might encounter.  There are risks inherent in software development including unanticipated delays, technical problems that could mean significant deviation from original product specifications, and hardware problems.  In addition, once improvements and bug fixes are deployed there is no assurance that they will work as anticipated or that they will be durable in actual use by customers.

New Partner Program

We just established a new Partner program aimed at establishing sales and marketing relationships with qualified organizations that provide complementary services and solutions to customers using New Mexico Software products.

Marketing

Our primary sales and marketing efforts have been to develop alliances with large companies that help to bring our products to market using their sales forces and distribution channels. Our marketing focus has been in three principal fields. Approximately 80% of our clients have been in the entertainment industry, approximately 10% have been in the medical field, and approximately 10% have been government agencies.

Our technology permits the information to be stored on a specially built server called NAS (Network Appliance Server), which has our Roswell product as its core technology built into the server.

* Entertainment Industry, Television, Movie Studios, and Ad Agencies

We also provide digital asset management to the Hollywood entertainment studios. New Mexico Software provides software solutions for the management of large volumes of media of digital material sent over the Internet. These digital files include database management of graphic images, animation sequences, video clips, audio recordings, text, television program material, and educational films.

Our technology allows clients and their customers to access certain files themselves and limits their access to only those jobs the studio wants them to have. This is especially significant since we serve clients with multiple offices all over the world. We can allow our customer's customers to access marketing materials and archived data created at the studio instantly, securely, and at virtually no cost. In addition, our technology permits them to find what they need easily because of powerful cataloging features that can be accessed by keyword, color, texture or shape, or phonetic searching.

* Government

We also work with many government agencies and have developed for them an asset sharing multiple database technology that allows assets from different agencies to share information. Our technology permits agencies to upload one record for all divisions, which we believe would save money for the agency by eliminating duplication of the same files by different divisions.

Customers

Although we were still dependent upon a small number of clients in the year ended December 31, 2003, we believe that trend is changing.  During the year ended December 31, 2003, seven clients accounted for 85% of our revenues, as compared to the year ended December 31, 2002, when three clients accounted for 67% of our revenues.  As we retain current clients and gain new clients, this reliance on a small number of customers will continue to decrease.  In addition, while our Roswell product will continue to depend on a relatively small number of customers, we expect an expanded customer base for our DFC product, and a wide retail base for our Taos product.  Overall, we anticipate that our customer base will broaden in the next year with the marketing of these newer products, giving more stability and predictability to our revenues.

Our Intellectual Properties

We have several proprietary aspects to our software that we believe make our products unique and desirable in the marketplace. Consequently, we regard protection of the proprietary elements of our products to be of paramount importance and we attempt to protect them by relying on trademark, service mark, trade dress, copyright and trade secret laws, and restrictions on disclosure and transferring of title. We have entered into confidentiality and non-disclosure agreements with our employees and contractors in order to limit access to, and disclosure of, our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies.

Although we do not believe that we infringe the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry grows. Any such claim, whether meritorious or not, could be time- consuming, result in costly litigation, cause service upgrade delays, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations, and financial condition.

While we have commenced the process to protect our trade names, we have not completed the process for all of our trade names. Thus, others could attempt to use trade names which we have selected. Such misappropriation of our brand identity could cause significant confusion in the highly competitive Internet technology marketplace and legal defense against such misappropriation could prove costly and time-consuming. As part of the brand identity creation process that defines our products to be unique in the Internet technology marketplace and proprietary in nature, we have begun the process to protect certain product names and slogans as registered trademarks to designate exclusivity and ownership.

Although trademarked in the U.S., effective trademark, copyright or trade secret protection may not be available in every country in which our products may eventually be distributed. There can also be no assurance that the steps taken by us to protect our rights to use these trademarked names and slogans and any future trademarked names or slogans will be adequate, or that third parties will not infringe or misappropriate our copyrights, trademarks, service marks, and similar proprietary rights.

Government Regulation

Our company, operations, products, and services are all subject to regulations set forth by various federal, state and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time. The Federal Communications Commission sets certain standards and regulations regarding communications and related equipment.

There are currently few laws and regulations directly applicable to the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The growth of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes.

Because our services are accessible worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

How We Compete

The media asset management market is one of the newest in the rapidly growing information services industry. Competition at this time is broad, with many vendors offering systems that have some comparable features as our current products, with a wide range of prices.

One of the competitive advantages of our technology is that it is based on Open Source – software that is mostly free, with no royalties payable to other companies.  By integrating Open Source programs into our technology, we are able to provide well-built, low-cost products for the digital management market.  In addition, the code that we deliver to customers is compiled. When you compile software code it makes it difficult to use the code to create a similar program, even though the code we create originates from Open Source.  This provides better protection and security of our products.

Another advantage our company has is the ability to provide totally integrated services that a customer would normally need to outsource to several different suppliers.  For example, with our business model and technology, we are able to provide the software, custom programming, hosting, and database administration as a total solution.

An important development in the sales and marketing of our products occurred in 2002. In May 2002 we started a new relationship with an existing customer, Toshiba America Information Systems. Toshiba and New Mexico Software marketed a product called the Digital Filing Cabinet. Originally, the product was to be called DoorS for which we had applied for a trademark. The trademark was granted in January 2003. However, it was later learned that a Swedish company, Telelogic, had used the name in commerce since 1993 for a type of software used by programmers. Although the name probably would not be a conflict for either of the two companies, it was decided that New Mexico Software would withdraw our use of the name, DoorS. A Digital Filing Cabinet organizes, searches, retrieves, displays, archives and distributes digital content from a central repository. Further, it converts analog and digital files to all digital. It uses the Linux based operating system. The software handles photographs and images, email, electronic files, and paper documents. It includes a web server, database, firewall and search engine. The product receives faxes in digital and searchable Adobe PDF format. It can scan documents from high-speed Fujitsu document scanners. Like Roswell Professional version, the Digital Filing Cabinet can e-mail customized collection baskets of unlimited size - sending recipients a link and not an attachment. It also provides instantaneous distribution which reduces the cost of overnight courier services.

Additional features which are provided to the user of the Digital Filing Cabinet are:

* Fax and Scan documents into the database.

* Copy documents into the database with a network-enabled copier. (Toshiba, Canon, Kyocera, Sharp)

* Documents are automatically converted to Adobe PDF and scanned with New Mexico Software OCR technology.

* Document conversion from PDF to Word and Word to PDF.

* Improved search engine; quick search and Boolean search; and search entire database or search specific folders.

* Locate a document: type into the search field a keyword, name or invoice number off the document and that document is instantly retrieved and displayed.

* Users are assigned to groups, groups are given certain permissions (viewing, downloading, and emailing) and assigned to catalogs.

* Easy to set-up and user friendly.

* Upload and download original files of any size.

* Creates a Web site automatically with the customer simply providing the content.

* Creates thumbnails for all office file types.

* Ships with Open Office Suite and compatible with Microsoft Office 2004.

* Strong control environment and permission structure allows administrators to decide who has access to what content.

* Version control.

* Full Text Indexing for Office documents.

* Master/slave software to use multiple servers for backup on different IP addresses and different networks at different locations (requires second license). Ideal for disaster recovery programs.

* CD or DVD archiving. (In Beta)

* Search within CD or DVD without the need for a server connection. (In Beta)

* Search indexed words within PDF documents for content on the Internet or after downloaded. Print specific page from search page.

* Enhanced MagZoom. Cinemascope Loupe technology for reading documents and images.

* Scan preview of pages coming into the copier queue.

* Scan to a selected file folder.

* Create barcode templates for each directory and use separator pages to scan to the directory or sub-directory in which the documents belong.

* New Folder creation for ordinary users. Non-administrative users can upload or delete files if given permission.

* Turn OCR on/off. Turn Version Control on/off.

* Backup software for Exabyte Tape Backup Systems.

The program with Toshiba included marketing funds, joint marketing and sales programs, trade show exposure, and an advertising program in Forbes Magazine and Forbes.com. The Forbes advertising program was funded in part by Toshiba and the majority of the program was funded by sales of our software. The program has been prepaid to Forbes magazine with the first advertisements already appearing on Forbes.com and the magazine advertisements started with one half page four color pages in the May or June 2003 issues. Our first marketing effort with IT Marketing Corporation and Toshiba has come to a conclusion.  A second marketing effort was started with IT Marketing Corporation in 2003.  IT Marketing Corporation is located in Austin, Texas.  New Mexico Software is working with IT Marketing Corporation to distribute products built by New Mexico Software.  In addition, they are providing telemarketing assistance to help build the end user and reseller distribution channels, which will support the sales of our products.

We believe that establishing and maintaining brand identity of our products and services is critical to attracting new customers and retaining our customer base of large corporations. The importance of brand recognition will continue to increase as new competitors enter the digital asset management marketplace. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service and developing leading edge products and this cannot be assured. If businesses do not associate our product names or brands with high quality, or if we introduce new products or services that are not favorably received, we will run the risk of compromising our product line and decreasing the attractiveness of our products to potential new customers. In addition, to attract and maintain customers and to promote our products in response to competitive pressures, we may find it necessary to increase our financial commitment substantially to create and maintain product loyalty among our customers. If we are unable to provide high quality services, or otherwise fail to promote and maintain our products, or if we incur excessive expenses in an attempt to improve our services, or promote and maintain our products, our business, results of operations, and financial condition could be adversely affected.

Other, better-financed companies may be developing similar products as ours which could compete with our products. Such competition could materially adversely affect our financial condition. Although we have been established for eight years, our initial product was not marketed until 1998. There may exist better-capitalized companies on a parallel development path with similar products addressing our target markets. While the Internet technology marketplace is extremely competitive, we have anticipated a first-to-market advantage with our products. However, other highly capitalized companies that have recognized the absence of digital image management products could overwhelm our first-to-market advantage with expensive and expansive media blitzes that create the perception of a dominant market presence and/or superior products. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations, and financial condition will be materially and adversely affected.

We are continuing to develop our core products using a mix of readily available open source software development tools. Knowledgeable competitors may be able to deduce how we have assembled our code base and be able to develop competing products. The principal advantage in utilizing open source tools is the extremely high degree of portability they ensure. Migrating our products from one operating system or hardware base to another is more easily accomplished by avoiding proprietary development tools. The risk factor inherent in the use of such freely available tools is the fact that a sophisticated competitor might be able to imitate our work and produce similar functionality. Our product has two unique and highly desirable features for e-commerce, medical, and other commercial applications. Our product offers the ability to magnify details in high-resolution graphic images. Our product also allows rapid transmission of a portion of such an image based on user input, significantly enhancing the responsiveness of the system to deliver images over the Internet. The ability to perform these operations is based on a specific graphic image file format. We recognize that these significant features of our product could be a target for imitation. Any such imitation, should it occur, could have material adverse effects on our business, operations, and financial condition.

Copyrights and Trademarks

We have four copyright registrations, one which was effective June 18, 2001, and three federal trademark applications which were filed in January 2000. The copyright is for our 13 MagZoom product. Three additional trademarks were granted in 2002 and they are: for the names "AssetWare," "Real Time Real Organized Real Simple," and "The Look and Feel of e-Commerce."

Employees

As of March 22, 2005, we had 13 employees, including 9 in systems engineering and quality assurance; 3 in administration and sales; and 1 in scanning and site development. We offer and share in the cost of health and dental insurance. A stock option plan and a stock issuance plan for employees and others were adopted on August 3, 1999, and July 27, 2001, respectively. The competition for qualified personnel in our industry and geographic location is intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good. From time to time, we also utilize services of independent contractors for specific projects or to support our research and development effort. We also hire independent sales agents who work on commission, and these agents are paid a percentage of the sale once the transaction has been completed.

DESCRIPTION OF PROPERTY

We recently moved to new offices in the same complex as our prior location.  We currently lease a 3,000 square foot facility in Albuquerque, New Mexico, at a cost of approximately $4,000 per month.  The lease expires on March 29, 2009.  The new facility provides both administration and engineering offices.  It is in close proximity to the location of the servers, and the two locations are networked together by fiber optics.  The new space provides adequate room for expansion.  In addition, we have access to a large power generator, which will enable our servers to continue operating during power outages.  It also contains an advanced telephone system which will provide the capability needed to provide adequate customer telephone support.

We have also leased approximately 1,200 square feet of office space in Santa Monica, California, to house the Working Knowledge, Inc. operations.  Current monthly lease payments are $3,333.   The lease term commenced June 8, 2000, and expired on June 8, 2003.  Neither New Mexico Software nor the landlord realized the lease had expired.  We are currently negotiating a renewal of the current lease for a five-year term.  If we are unable to renew the lease with terms satisfactory to us, we believe similar space will be available at comparable rates.

LEGAL PROCEEDINGS

Grossman Lawsuit:  Kurt Paul Grossman and Ann Grossman filed a complaint for Breach of Contract on a Promissory Note against us on November 25, 2003, in the Superior Court of California, Orange County Division, case # 03CC14074. There was a question of whether the complaint was properly served and whether the California courts have jurisdiction over us. The Grossmans filed an Application for Writ of Attachment which was denied on January 30. The Grossmans asked for $55,000  ($50,000 on the promissory note plus $5,000 interest); $304.40 in costs; and $24,000 in attorney’s fees. The Grossmans, through a separate entity, Doctors Telehealth Network, purchased software from us, and it has not been paid for.  We filed a motion to quash the service of summons for lack of personal jurisdiction and to vacate a default judgment against us.  The court tentatively ruled in favor of the Grossmans.  However, after our oral argument on April 23, 2004, the court withdrew its tentative ruling and ruled in favor of us.  Specifically, the court ruled that we do not have sufficient contact with California to warrant the exercise of personal jurisdiction.  Based on this ruling, there is no action pending against us at this time.

Internal Revenue Service Payments:  In October 2003 we entered into an interim agreement with the Internal Revenue Service concerning the repayment of federal tax deposits which we failed to pay for the six operating quarters ended September 30, 2003.  We have agreed to pay $5,000 per month beginning November 1, 2003.  During this interim period the IRS has agreed withhold the filing of a federal tax lien.  Consideration of filing a lien in the future will be based upon a determination of how long it may take to pay the taxes.  Also, our failure to make timely federal tax deposits will default this interim agreement and necessitate the filing of the lien.  Our unpaid tax returns for these quarters are being assessed by the IRS, and we expect to receive an assessment notice for each period upon completion of this assessment.  We estimate that these assessments will total approximately $277,000, including penalties and interest.

Manhattan Scientifics Lawsuit:  On March 9, 2004, our legal counsel received a letter from an attorney representing Manhattan Scientifics.  The letter threatened litigation against us for alleged breach of contract and against Richard Govatski for alleged tortious interference with contract.  This is based on the fact that we were alleged to have declined to honor Manhattan Scientifics’ request for a cashless exercise of 150,000 of our Common Stock Purchase Warrants (the “Warrants”) allegedly issued to Manhattan Scientifics.  It is our position that the Warrants, among other things, were issued in a transaction that was not an arms-length transaction and therefore, the Warrants should be cancelled, and that in any event, the alleged cashless exercise was not properly done and itself is a nullity.  In May 2004, Manhattan Scientifics filed a suit in Federal Court in New York against us and Mr. Govatski for damages in this matter.  The case was dismissed by the Federal Court due to a lack of diversity jurisdiction.  On June 25, 2004, we were served with a complaint filed in the Supreme Court of the State New York, County of New York, Index No. 601793/04, asserting the same claims.  Manhattan Scientifics seeks damages against us for an alleged breach of contract for failure to allow the  cashless exercise, in an amount of $1.5 million, and alleges a tortious interference claim against Mr. Govatski.

We served our Answer to the Complaint on August 16, 2004.  Mr. Govatski is seeking dismissal of the claim against him for lack of personal jurisdiction and for failure to state a claim.  Along with our Answer, we are asserting Counterclaims against Manhattan Scientifics for monies owed by Manhattan Scientifics and for a declaratory judgment, and against a former Company Director, Marvin Maslow for fraud and breach of fiduciary duty due to his persuading the Company to enter into the Warrant transaction with Manhattan Scientifics, which we contend was done for the benefit of Maslow and Manhattan Scientifics, and not for the benefit of the Company.   We believe that due to the fact that Mr. Maslow and a second former Company director (Scott Bach), were also Directors of Manhattan Scientifics at the time of the transactions in dispute, and constituted two of the Company’s three Directors at the time, Mr. Maslow and Mr. Bach should have excused themselves from participating in negotiating and voting on the issue of whether to approve the Warrants. Messrs. Maslow and Bach resigned as our Directors in December 2002.   It is our position that such financial conflicts include Mr. Maslow’s causing the Company to pay for third-party consulting services provided to Manhattan Scientifics, while stating  that such services would be provided to, and were needed by, the Company as part of the transaction.  It is our position that Mr. Maslow also misrepresented the fairness of the transaction in dispute at the time to us, which we contend was being done for the benefit of Mr. Maslow and Manhattan Scientifics, to the detriment of the Company  In our counterclaims, we are seeking, among other relief, a determination that the Warrants should be declared null and void from inception, plus damages against Mr. Maslow.  It is further our position that even if the Warrants were properly issued (we contend they were not), the Warrants were never properly exercised by Manhattan Scientifics.

Other than listed above, neither our parent company nor any of its subsidiaries, or any of their properties, is a party to any pending legal proceeding.  We are not aware of any contemplated proceeding by a governmental authority.  Also, we do not believe that any director, officer, or affiliate, any owner of record or beneficially of more than five percent of the outstanding common stock, or security holder, is a party to any proceeding in which he or she is a party adverse to us or has a material interest adverse to us.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

Name Age Position Director Since Richard Govatski 59 Chairman, President & CEO 1999 Teresa B. Dickey 60 Director, Secretary & Treasurer 2003 John E. Handley 42 Director 2003

Set forth below is certain biographical information regarding our executive officers and directors:

RICHARD GOVATSKI has been the President of NMXS.com, Inc. since August 1999, and has been chairman, CEO, and President of New Mexico Software, Inc., since 1996. Mr. Govatski founded New Mexico Software in 1995 after identifying market inefficiencies in how intellectual property owners managed their image assets. Prior to New Mexico Software, Mr. Govatski spent 18 years in systems integration and publishing, both in sales management and software development. Mr. Govatski led the sales teams for Popular Electronics, Computer Shopper, Shutterbug, and MacWeek. Later he sold numerous solutions for vendors, including Kodak, Apple Computer, and Sun Microsystems. Mr. Govatski also spent several years in systems development as President of Media Publishing Group and built graphic applications for companies including Ferrari Color, Time Magazine, New York Daily News, and Getty Images. He received a Bachelor of Science Degree in Communications from Butler University, located in Indianapolis, Indiana in 1968.

TERESA B. DICKEY has been the secretary/treasurer of our company since August 1999. She became a member of our Board of Directors on December 19, 2002 and has held such position since such time. From 1988 until 1999 she was employed by Sandia National Laboratory as art director. Sandia National Laboratory is a U.S. Department of Energy national security laboratory. In 1964, Ms. Dickey received her Bachelor of professional Arts from the Art Center College of Design in Pasadena, California.

JOHN E. HANDLEY has been our director since January 2003. He has been self- employed since September 2002 as a telecommunications consultant. From August 1987 until August 2002 he was employed as an associate partner (from September 1997 until August 2000) and as a partner (September 2000 until August 2002), by Accenture LLP, a business and technology consulting and outsourcing company. He received his Bachelor of Arts degree in Psychology and Business from Roanoke College in 1983. Thereafter, he received his Masters in Business Administration from Virginia Tech in 1987.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2003, 2002 and 2001:

SUMMARY COMPENSATION TABLE

                                                                       Long-Term

                                 Annual Compensation                   Compensation

                       ---------------------------------------   ----------------------------------------------

                                                                  Securities

                                                                                    Restricted    Securiites

Name and                                                          Other Annual      Stock         Underlying

Principal Position        Year        Salary          Bonus       Compensation      Award(s)      Options

---------------------------------------------------------------------------------------------------------------

Richard Govatski          2003      $ 20,000 (4)       -0-           -0-             -0-            -0-

                          2002      $123,600 (1)(2)    -0-           -0-             -0-            -0-

CEO                       2001      $  -0-   (3)       -0-           -0-             -0-            -0-

(1) Mr. Govatski did not receive payment of any of his 2002 salary, but he did apply $26,000 of the amount of this payable toward the satisfaction of a like amount advanced by us to him in prior years. The remaining $94,000 has been booked as an account payable to him.

(2) Mr. Govatski is afforded the use of a company automobile representing $3,600 of salary.

(3) Mr. Govatski agreed to forgo his annual salary for 2001, none of which was paid. However, the company did record a charge to operations in the amount of $120,000 to reflect the fair value of the services rendered during 2001.

(4) Mr. Govatski agreed to forgo most of his salary in 2003. In lieu thereof, Mr. Govatski received a salary of $20,000. He intends to receive a salary of $44,000 in 2004.

Option Grants Table. The following table sets forth information concerning individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table during fiscal 2003.

OPTIONS GRANTS IN LAST FISCAL YEAR

(Individual Grants)

                       Number of securities  Percent of total

                       underlying options    options granted to   Exercise or base

                       granted               employees in last    price              Expiration

Name                        (#)              fiscal year         ($/Share)           Date

------------------------------------------------------------------------------------------------

Richard Govatski            -0-                  N/A                N/A               N/A

Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth certain information regarding stock options exercised during fiscal 2003 and held as of December 31, 2003, by the executive officer named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                           Number of

                                                          Securities         Value of

                                                          Underlying        Unexercised

                                                          Unexercised       In-the-Money

                                                            Options           Options

                                                           at Fiscal         at Fiscal

                                                          Year-End(#)       Year-End($)(1)

                                                         -------------      --------------

                 Shares acquired on                      Exercisable/       Exercisable/

Name                exercise (#)     Value realized ($)  Unexercisable      Unexercisable

------------------------------------------------------------------------------------------

Richard Govatski       -0-                N/A              500,000/0      $225,000/$-0-(2)

(1) Value is based on the closing sale price of the Common Stock on December 31, 2003, the last trading day of fiscal 2003 ($0.51), less the applicable option exercise price.

(2) Of these options, 500,000 were exercisable at $0.06 per share.

Employment Contracts

We have a three-year employment contract with Mr. Govatski to act as our President and Chief Executive Officer on a full-time basis. The agreement commenced on January 1, 2003 and expires on December 31, 2005. The annual base salary is $44,400 with additional cash compensation as defined in the agreement.  As part of his benefits, he receives options to purchase 500,000 shares of our common stock. The options expire on December 31, 2007. The exercise price is the greater of $.06 per share or 110% of the fair market value per share of common stock on the grant date provided our stock option plan. The agreement is terminable for cause by a vote of two-thirds of our directors. It could also be terminated upon three months’ notice if he becomes incapacitated for a period of six consecutive months or immediately upon his death.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Stock Option and Stock Issuance Plans

Our 1999 Stock Option Plan permits the grant of options exercisable for shares of our common stock to corporate officers, directors, employees, and consultants upon such terms, including exercise price and conditions and timing of exercise, as may be determined by the Board of Directors. The plan authorizes the grants of awards up to a maximum of 3,000,000 shares of our common stock. In 2002, we granted 352,686 stock options under the plan. In 2003, we granted 1,743,920 stock options under the plan.  At May 5, 2004, 2,899,288 remained outstanding and unexercised.  Of these outstanding options, 1,331,487 had vested.

Our 2001 Stock Issuance Plan, as amended, permits the grant of shares of our common stock to employees of our company and any of its subsidiaries, non-employee members of our board or non-employee members of the board of directors of any of our subsidiaries, and consultants and other independent advisors who provide services to us or any of our subsidiaries, upon such terms and conditions as may be determined by the Board of Directors. The plan authorizes the grants of awards up to a maximum of 2,400,000. In 2002 we granted 878,995 shares under the plan. In 2003, we granted 760,000 stock options under the plan.  At May 5, 2004, 1,431,487 remained outstanding and unexercised.  Of these outstanding options, 1,331,487 had vested.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information derived from the named person, or from the transfer agent, concerning the ownership of common stock as of January 20, 2004, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of the common stock; (ii) all directors and executive officers; and (iii) directors and executive officers as a group:

                               Amount and Nature

Name and Address               of Beneficial

of Beneficial Owner            Ownership(1)               Percent of Class (1)

------------------------------------------------------------------------------

Richard Govatski                 4,845,500                 13.48%%

5021 Indian School Rd. NE        5,345,500 (including

Albuquerque, NM  87110           500,000 options)(2)       16.28%

Teresa B. Dickey                 107,563                       *

                                 807,563(3)(including

                                 700,000 options)    2.12%

John Handley                     265,000(4)                    *

                                 765,000(4) (including

                                 500,000 options)           2.01%

Executive Officers and

Directors as a Group

(3 Persons)                      5,218,063                14.52%

                                 6,918,063                18.19% on a fully

                                (including the options    diluted basis

                                 set forth above)

* - Represents beneficial ownership of less than 1% of the total number of shares of common stock outstanding.

(1) All of the persons are believed to have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided.  Percentage is based on 35,936,129 shares outstanding as of March 22, 2005.  Fully diluted percentage includes 1,700,000 options and 400,000 shares registered herein pursuant to a settlement agreement that have not been issued.

(2) This number of shares includes options to purchase 500,000 shares, which options have vested and are currently exercisable. The shares underlying these options are included in the table and are considered to be outstanding for purposes of computing the percentage interest held by Mr. Govatski. The number of shares also includes 400,000 shares pledged by Mr. Govatski to First Mirage, Inc. to secure a loan to the company which is due and payable on June 30, 2004. Such shares are presently in the name of David A. Rapaport, President of First Mirage, Inc. Mr. Govatski retains the right to vote these shares until foreclosure under the terms of the pledge agreement.

(3) This number of shares includes 107,563 shares issued to Ms. Dickey and options to purchase 700,000 shares, which options have vested and are currently exercisable. The shares underlying these options are included in the table and are considered to be outstanding for purposes of computing the percentage interest held by Ms. Dickey.

(4) This number of shares includes 265,000 shares issued to Mr. Handley and options to purchase 500,000 shares, which options have vested and are currently exercisable.  The shares underlying these options are included in the table and are considered to be outstanding for purposes of computing the percentage held by Mr. Handley.

DILUTION

As of March 22, 2005, we had issued and outstanding 35,936,129 shares of common stock. In addition, we have 400,000 shares being registered in accordance with a settlement agreement; 2,900,000 shares being registered in this offering that have not been issued (2,800,000 shares that are based on conversion of our preferred shares into our common stock, and 100,000 shares registered for the Hawley Revocable Trust that have not yet been issued); and 6,666,667 shares being offered in this offering. Therefore, the dilution tables below are based on 45,902,796 shares of our common stock on a fully diluted basis. Dilution is a reduction in the net tangible book value of a purchaser's investment measured by the difference between the purchase price and the net tangible book value of the shares after the purchase takes place. The net tangible book value of common stock is equal to stockholders' equity applicable to the common stock as shown on our balance sheet divided by the number of shares of common stock outstanding. As a result of such dilution, in the event we liquidated, a purchaser of shares may receive less than their initial investment and a present stockholder may receive more.

The following calculations assume that all of the shares we are registering are issued pursuant to the outstanding warrants and shares to be issued pursuant to the outstanding agreements. Our net tangible book value as of September 30, 2004 was $2,000 or $0.0001 per share (based on 35,936,129 shares issued and outstanding). The adjusted pro forma net tangible book value after this offering (assuming the issuance of all shares as set in the selling shareholders table that are not issued and all of the shares are sold in the offering) will be $952,000 or $.0207 per share based on a per share price of $0.15.

Therefore, the increase in the net tangible book value per share attributable to the offering is $.0206. There is no minimum or maximum amount of shares that must be sold in this offering. Therefore, purchasers of shares of common stock in this offering will realize immediate dilution of $(.1294) per share assuming all of our shares offered in this prospectus are sold. The following table describes the dilution effect if 100% of the shares are sold in this offering:

NMXS.com, Inc.

Dilution calculation

As of September 30, 2004

Tangible book value before offering      $     2,000   $.0001

Offering to new investors                $ 1,000,000   $  .15

Less expenses                            $    50,000

Net proceeds                             $   950,000

Tangible book value after offering       $   952,000   $.0207

Increase in Net Tangible

Book value by old investors              $  .0206

Offering price paid by new investors     $  .15

Dilution for new investor                $ (.1294)

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the total of 2,010,000 shares of our common stock, 520,517 shares of our common stock issuable in connection with their conversion of our warrants, 400,000 shares of our common stock issuable in connection with a settlement agreement and 2,800,000 shares of our common stock issuable in connection with the conversion of our preferred shares.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of March 22, 2005 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                                  Shares of         Percent of       Shares of                    Percent

                                 common stock        common        common stock      Number     of shares

                                 owned prior      shares owned      to be sold     of shares      owned

Name of selling                     to the         prior to the       in the      owned after     after

stockholder                        offering         offering(1)     offering(1)   offering(1)  offering(1)

------------------------------   -----------       ----------       -----------   -----------   ---------

John Shaver (8)                       0                0%             700,000(2)          0            0

ABQ Energy(7) (8)                     0                0%           1,500,000(2)          0            0

James Warlick (8)                     0                0%             200,000(2)          0            0

Rahim Salamohammed (8)                0                0%             400,000(2)          0            0

First Mirage, Inc.(3)                 0                0%           920,517(3)             0            0

John Handley (9)                  265,000             .74%            265,000             0            0

Brian McGowan(10)               1,230,000            3.42%          1,230,000             0            0

Hawley Revocable Trust(4)         217,000             .60%            100,000           117,000     .27%

Richard I. Anslow(5)                  0                0%              35,000             0            0

Gregg E. Jaclin(5)                    0                0%              15,000             0            0

Jonathan Rose(6)                  365,000            1.02%            365,000             0            0

(1) Assumes that all of the shares of common stock offered in this prospectus (6,666,667) are sold and no other shares of common stock are sold during the offering period. The percentage of shares prior to the offering is based on 35,936,129 shares issued and outstanding as of March 22, 2005. The percentage of shares after the offering is based on 43,002,796 shares issued and outstanding as of March 22, 2005, which includes 6,666,667 new shares and 400,000 shares to be issued to First Mirage, Inc. pursuant to a settlement agreement.

(2) Represents the number of shares of common stock that each party shall receive upon conversion of our preferred stock held by such parties.

(3) Represents 520,517 shares of our common stock underlying the warrants given to First Mirage, Inc. pursuant to their consulting agreement with us dated August 21, 2003 that expired  August 21, 2004, for services including advice on our capital structure, finance issues and capital transactions. The warrants are exercisable at the price of $.08 per warrant.  In addition, it represents 400,000 shares of our common stock issuable to First Mirage, Inc. in settlement of payment of an outstanding promissory note in the principal amount of $75,000 plus accrued interest. The following persons are representatives of, and make investment decisions for First Mirage: Frank E. Hart, Fred A. Brasch and David A. Rapaport..

(4) Greg A. Hawley and Marilyn F. Hawley are the trustees of the Hawley Revocable Trust dated August 30, 1993.  The Hawley Revocable Trust purchased 100,000 shares of our common stock for $21,000.  We have not yet issued the 100,000 shares.

(5) Richard I. Anslow and Gregg E. Jaclin are partners of Anslow & Jaclin, LLP, the law firm representing us in the preparation and filing of this registration statement. The shares being registered for each of them represent part of the compensation paid to Anslow & Jaclin, LLP. The shares have not yet been issued, but will be issued immediately after the filing of this registration statement.

(6) Jonathan Rose is the principal of our landlord, TC Albuquerque Rose Interests, LLC and TC Albuquerque Rabina Interests, LLC.  His shares were issued in satisfaction of our past due lease obligation of $32,850.

(7) Scott Kominiak is a representative of, and makes investment decisions for ABQ Energy.

(8) The following issuances were based on purchase of our preferred convertible shares:  John Shaver purchased 30 preferred convertible shares for $30,000; ABQ Energy purchased 75 preferred convertible shares for $75,000; James Warlick purchased 10 preferred convertible shares for $10,000; Rahim Salomohammed purchased 20 preferred convertible shares for $20,000.  We are registering the shares of our common stock underlying the preferred shares.

(9) John Handley purchased 250,000 shares of our common stock for $27,500; and 15,000 shares of our common stock for $1,000.

(10) Brian McGowan’s shares represent shares issued to him in accordance with his consulting agreement with us and for services including the following:  advise NMXS's CEO on business strategy; formulate marketing ideas and plans; and introduce NMXS to companies and individuals in various markets with regard to NMXS's business, products, and services.

PLAN OF DISTRIBUTION

We are offering our shares of common stock in a direct public offering basis. There is no minimum number of shares that we must sell before we can utilize the proceeds of the offering.  Therefore, there is a possibility that no proceeds will be raised or that if any proceeds are raised, they may not be sufficient to cover the cost of this offering.  Richard Govatski, our President and director will be the only person that will conduct the direct public offering. You will be purchasing our shares from us and not our selling security holders. He intends to offer and sell the shares in the primary offering through his business and personal contacts. Mr. Govatski will not be paid any commissions or other expenses incurred by him in connection with the offering. The shares may also be offered by participating broker-dealers which are members of the National Association of Securities Dealers, Inc. We may, in our discretion, pay commissions of up to 10% of the offering price to participating broker-dealers and others who are instrumental in the sale of shares. Our officers and directors may not purchase shares in this offering.

Richard Govatski, our President and director, is the only person that plans to sell our common stock. He is not a registered broker-dealer. He intends to claim reliance on Exchange Act Rule 3a4-1 which provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer. Specifically, Mr. Govatski (i) at the time of sale, he will not be subject to a statutory disqualification as that term is defined in section 3(a)39 of the Securities Act; (ii) will not be compensated in connection with his participation in the offering by payment of commissions or other remuneration; at the time of participation in the sale of shares, he will not be an associated person of a broker or a dealer; (iii) pursuant to Rule 3a4-1(a)(4)(ii), Mr. Govatski will meet all of the following requirements: at the end of the offering, Mr. Govatski will perform substantial duties for us, other than in connection with transactions in securities; Mr. Govatski was not a broker or dealer, or an associated person of a broker or dealer within the last 12 months; and Mr. Govatski has not participated in, or does not intend to participate in, selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph(a)(4)(i) or (iii) of Rule 3a4-1.

The selling security holder offering will run concurrently with the primary offering. All of the stock owned by the selling security holders, including our officers and directors, will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. There is no restriction on the selling security holders to address the negative effect on the price of your shares due to the concurrent primary and secondary offering. In the event that the selling security holders sell some or all of their shares, which could occur while we are still selling shares directly to investors in this offering, trading prices for the shares could fall below the offering price of the shares. In such event, we may be unable to sell all of the shares to investors, which would negatively impact the offering. As a result, our planned operations may suffer from inadequate working capital.

The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

* ordinary brokers transactions, which may include long or short sales,

* transactions involving cross or block trades on any securities or market where our common stock is trading,

* purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, "at the market" to or through market makers or into an existing market for the common stock,

* in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

* through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

* any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Richard Govatski, our president, director, and principal shareholder, may be deemed a promoter or founder in relation to the organization of our business. In connection with the acquisition of New Mexico Software, Mr. Govatski exchanged all 1,000 of his shares of New Mexico Software for 5,597,000 shares in the public company.

During the years ended December 31, 1999 and 2000, we advanced a total of $50,000 to Mr. Govatski. After repayment of $25,000 by Mr. Govatski in 2001, the principal and interest due was reduced to approximately $32,000 on December 31, 2001, including $4,000 advanced by us to Mr. Govatski during 2001. During 2002, Mr. Govatski received none of his agreed annual salary of $120,000. However, effective December 31, 2002, he agreed to cancel $26,000 of the 2002 salary amount and apply it to the former advances. As of December 31, 2002, he owed a balance of $6,000 for the prior cash advances.

In January 2001 our wholly owned subsidiary, New Mexico Software, Inc., entered into a line of credit agreement with Los Alamos National Bank in the maximum principal amount of $300,000. It also issued a promissory note dated January 24, 2001, in the principal amount of $300,000, representing the amount that it borrowed under the line of credit. The note is secured by all of New Mexico Software's furniture, fixtures, equipment, inventory, accounts, chattel paper, tangibles and general intangibles, and a letter of credit in the amount of $250,000 issued by another bank and provided by Murray Kelly. We issued 250,000 shares to Mr. Kelly for providing this letter of credit as collateral on this note. The note was originally due on or before July 24, 2001, and was extended to July 24, 2002. On July 24, 2002, we negotiated a three-month extension until October 24, 2002, by paying $50,000, plus accrued interest. On or about October 24, 2002, we were able to negotiate an extension of the note until April 24, 2003, by paying $25,000, plus interest. On March 27, 2004, we received a letter from LANB extending the note until October 15, 2004, with payment of $25,000 of principal and approximately $6,000 of interest due on April 15, 2004.  On April 5, 2004, we paid the $25,000 of principal and $6,000 of interest as agreed.  As of September 30, 2004, the principal balance due on the note was $163,000.  On October 4, 2004, we received a letter from LANB extending the note until April 15, 2005 upon payment of $25,000 of principal and approximately $6,000 of interest, which we paid on October 8, 2004.  As of November 30, the principal balance due on the note was $138,000.  The note bears interest at 7%. Mr. Govatski has personally guaranteed to the bank repayment of $50,000 of this line of credit.

The lease payments for our office space in Albuquerque, New Mexico, of $47,000 and improvements of approximately $28,000 were provided through the payment of 75,000 shares of our common stock to the landlord by Richard Govatski, our president, a director, and a principal shareholder. In March 2001 we issued 75,000 shares to Mr. Govatski for providing his shares to the landlord.

In March 2001 we issued 1,500,000 NMXS Series C Warrants to Manhattan Scientifics, Inc.,--one of our 5% shareholders. These Warrants were issued as part of a swap transaction with Manhattan Scientifics, pursuant to which Manhattan Scientifics issued 150,000 restricted shares to the Company; thereafter the Company delivered 150,000 of the shares of Manhattan Scientifics common stock to a consultant for services purportedly to be performed by the consultant for the Company.  This swap transaction is the subject of the current litigation between the Company and Manhattan Scientifics.

We have granted options to Mr. Govatski under our employee stock option plan (and pursuant to his employment with us) to purchase an aggregate of 500,000 shares of common stock. The options were granted in August 1999 and vest at the rate of 20% per year. Of the total options, 380,000 are exercisable at $0.75 per share and 120,000 are exercisable at $0.825 per share.

We have granted options under our employee stock option plan  (and pursuant to her employment with us) to Teresa Dickey, one of our executive officers, to purchase an aggregate of 518,780 shares. Of the total options, 56,000 were granted in January 2000 and are exercisable at $2.125 per share; 56,000 were granted in July 2000 and are exercisable at $1.25 per share; 3,000 were granted in January 2001 and are exercisable at $0.77 per share; 400,000 were granted in October 2001 and are exercisable at $0.34 per share; and 3,780 were granted in January 2002 and are exercisable at $0.34 per share. The options vest at the rate of 50% per year.

In March 2003 we borrowed $25,000 from First Mirage, Inc. To secure repayment of this loan, Mr. Govatski pledged 400,000 of his personal shares as collateral.

The terms of all of the transactions entered into with Mr. Govatski and the other related parties are the same as we would have negotiated with an outside party.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Common Stock

We are presently authorized to issue 50,000,000 shares of $.001 par value common stock. At March 22, 2005, we had 35,936,129 shares of common stock outstanding. The holders of our common stock are entitled to equal dividends and distributions when, as, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities, except for outstanding options described above. Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock

We are authorized to issue up to 500,000 shares of $.001 par value preferred stock. At March 22, 2005, we had 135 shares of preferred stock outstanding. Under our Certificate of Incorporation, the Board of Directors will have the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Series A Warrants

On August 29, 2003, we issued a total of 1,000,000 warrants to First Mirage, Inc. Each warrant provides the warrant holder the right to purchase 1 share of our common stock at $.08 per share. The warrants can be exercised at any time until August 29, 2008. To date, 520,517 warrants have been exercised.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years and interim period subsequent to December 31, 2003, there have been no disagreements with Beckstead and Watts, LLP, our independent auditor, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Salt Lake City, Utah 84117. Its telephone number is (801) 272-9294.

EXPERTS

The financial statements included in this prospectus have been audited by Beckstead & Watts, LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our recurring losses from operations which raise substantial doubt about our ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey 07726.

FINANCIAL STATEMENTS

We have attached to this prospectus copies of our audited financial statements as of December 31, 2003 and 2002. We have also included unaudited financial statements for the nine months ended September 30, 2004 and 2003.

NMXS.com, Inc. and Subsidiaries

Consolidated Balance Sheets

as of

December 31, 2003 and 2002

and

Consolidated Statements of Operations,

Stockholders’ Equity, and

Cash Flows

for the years ended

December 31, 2003 and 2002

TABLE OF CONTENTS

PAGE

Independent Auditors’ Report

    1

Consolidated Balance Sheets

    2

Consolidated Statements of Operations

    3

Consolidated Statement of Stockholders’ Equity

    4

Consolidated Statements of Cash Flows

    5

Footnotes

    6

Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Suite B

Las Vegas, NV 89102

702.257.1984

702.362.0540 (fax)

INDEPENDENT AUDITORS’ REPORT

Board of Directors

NMXS.com, Inc. and Subsidiaries

Albuquerque, New Mexico

We have audited the Balance Sheets of NMxS.com, Inc. and Subsidiaries (the “Company”), as of December 31, 2003 and 2002, and the related Statements of Operations, Stockholders’ Equity, and Cash Flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on my audit.

We conducted my audit in accordance with generally accepted auditing standards in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that my audit provides a reasonable basis for my opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NMXS.com, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

March 29, 2004

F1

NMXS.com, Inc. and Subsidiaries
Consolidated Balance Sheets
(Rounded to the nearest thousand)

	December 31,
	2003	2002
Assets

Current assets:
Cash and equivalents	$11,000	$39,000
Accounts receivable, net	450,000	643,000
Inventory	3,000	-
Prepaid expenses and other assets	21,000	42,000
Officer advances	-	1,000
Total current assets	485,000	725,000

Furniture, equipment and improvements, net	141,000	226,000
Security deposits	39,000	39,000
Goodwill, net	75,000	75,000

	$740,000	$1,065,000

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$122,000	$315,000
Accrued expenses	465,000	318,000
Deferred revenue	70,000	-
Notes payable	276,000	287,000
Total current liabilities	933,000	920,000

Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares
authorized, 135 and no shares issued and outstanding
as of 12/31/03 and 12/31/02, respectively	-	-
Common stock, $0.001 par value, 50,000,000 shares
authorized, 29,392,256 and 24,757,726 shares issued and
outstanding as of 12/31/03 and 12/31/02, respectively	29,000	25,000
Additional paid-in capital	8,861,000	8,184,000
Subscriptions payable	-	-
Prepaid compensation	(135,000)	-
Accumulated (deficit)	(8,948,000)	(8,064,000)
	(193,000)	145,000

	$740,000	$1,065,000

The accompanying notes are an integral part of these financial statements.

F2

NMXS.com, Inc. and Subsidiaries
Consolidated Statements of Operations
(Rounded to the nearest thousand)

	For the years ended
	December 31,
	2003	2002

Revenue
Software sales and maintenance	$841,000	$1,053,000
Custom programming	224,000	106,000
License fees	60,000	174,000
Scanning services	168,000	75,000
Other	7,000	250,000
	1,300,000	1,658,000

Operating costs and expenses:
Cost of services	330,000	527,000
General and administrative	1,678,000	1,386,000
Research and development	112,000	176,000
Impairment of goodwill	-	22,000
Total operating costs and expenses	2,120,000	2,111,000

Net operating (loss)	(820,000)	(453,000)

Other income (expense):
Interest income	-	1,000
Interest (expense)	(64,000)	(45,000)
(Loss) on disposal of fixed assets	-	(25,000)
Total other income (expense)	(64,000)	(69,000)

Net (loss)	$(884,000)	$(522,000)

Weighted average number of
common shares outstanding - basic and fully diluted	26,794,295	23,271,379

Net (loss) per share - basic and fully diluted	$(0.03)	$(0.02)

The accompanying notes are an integral part of these financial statements.

F3

NMXS.com, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
(Rounded to the nearest thousand)

					Additional				Total
	Preferred Stock		Common Stock		Paid-in	Subscriptions	Prepaid	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Payable	Compensation	(Deficit)	Equity

Balance forward
December 31, 2001	-	$-	22,116,784	$22,000	$7,550,000	$-	$-	$(7,542,000)	$30,000

Issuance of shares
previously issuable			21,946						-

Issuance of common stock
for salaries			42,349		15,000				15,000

Issuance of common stock
for services			29,497		212,000				212,000

Issuance of common stock
for services			492,480	1,000	90,000				91,000

Issuance of common stock
for severance			34,422		13,000				13,000

Issuance of common stock
for salaries			148,082		53,000				53,000

Issuance of common stock
for services			103,305		58,000				58,000

Issuance of common stock
for salaries			122,316		27,000				27,000

Sale of common stock, net			1,346,545	1,000	147,000				148,000

Sale of common stock, net			300,000	1,000	19,000				20,000

Net (loss)
For the year ended
December 31, 2002								(522,000)	(522,000)

Balance, December 31, 2002	-	-	24,757,726	25,000	8,184,000	-	-	(8,064,000)	145,000

Issuance of common stock
for salaries			60,143		11,000				11,000

Issuance of common stock
for services			5,208		1,000				1,000

Cash received for
sale of common stock						28,000			28,000

Issuance of common stock
for salaries			142,241		21,000				21,000

Issuance of common stock
for services			12,500		2,000				2,000

Issuance of options
for services					65,000				65,000

Issuance of common stock
for salaries			199,422		24,000				24,000

Issuance of common stock
for services			18,045		2,000				2,000

Issuance of common stock
for salaries			146,901		16,000				16,000

Issuance of common stock
for services			36,090		4,000				4,000

Issuance of common stock
for services			10,000		1,000				1,000

Cash received for
sale of preferred stock						30,000			30,000

Issuance of common stock
for services			100,000		20,000				20,000

Issuance of common stock
for services			170,000		17,000				17,000

Issuance of common stock
for services			42,500		3,000				3,000

Issuance of common stock
for services			57,611		4,000				4,000

Issuance of common stock
for services to be rendered			1,500,000	2,000	88,000		(90,000)		-

Cash received for
sale of preferred stock						30,000			30,000

Issuance of common stock
for services to be rendered			500,000	1,000	29,000		(30,000)		-

Issuance of options
for services					7,000				7,000

Issuance of warrants
for services					67,000				67,000

Cash received for
sale of preferred stock						75,000			75,000

Issuance of preferred stock
for cash	135	-			135,000	(135,000)			-

Issuance of common stock
for services to be rendered			250,000		15,000		(15,000)		-

Compensation
expense							15,000		15,000

Issuance of common stock
for cash			250,000		28,000	(28,000)			-

Issuance of common stock
for services			200,000		16,000				16,000

Issuance of common stock
for salaries			41,369		17,000				17,000

Issuance of common stock
for services			365,000	1,000	32,000				33,000

Issuance of common stock
for services to be rendered			500,000		30,000		(30,000)		-

Issuance of common stock
for bonuses			27,500		11,000				11,000

Issuance of options
for services					11,000				11,000

Compensation
expense							15,000		15,000

Net (loss)
For the year ended
December 31, 2003								(884,000)	(884,000)

Balance, December 31, 2003	135	$-	29,392,256	$29,000	$8,861,000	$-	$(135,000)	$(8,948,000)	$(193,000)

The accompanying notes are an integral part of these financial statements.

F4

NMXS.com, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Rounded to the nearest thousand)

	For the years ended
	December 31,
	2003	2002
Cash flows from operating activities
Net (loss)	$(884,000)	$(522,000)
Adjustments to reconcile net (loss) to
net cash provided (used) by operating activities:
Common stock issued for salaries	89,000	108,000
Common stock issued for services	133,000	205,000
Common stock issued for bonuses	11,000	-
Stock options issued for services	83,000	156,000
Warrants issued for services	67,000	-
Depreciation and amortization	86,000	100,000
Amortization of goodwill	-	22,000
Loss on disposal of fixed assets	-	25,000
Changes in operating assets and liabilities:
Accounts receivable	193,000	(174,000)
Inventory	(3,000)	-
Estimated earnings in excess of billings on uncompleted contracts	-	18,000
Prepaid expenses and other assets	21,000	8,000
Officer advances	1,000	31,000
Security deposits	-	15,000
Accounts payable	(193,000)	365,000
Accrued expenses	147,000	-
Deferred revenue	70,000	(266,000)
Net cash (used) by operating activities	(179,000)	91,000

Cash flows from investing activities
Acquisition of fixed assets	(1,000)	(369,000)
Net cash provided (used) by investing activities	(1,000)	(369,000)

Cash flows from financing activities
Proceeds from notes payable	33,000	100,000
Repayment of note payable	(44,000)	(50,000)
Net proceeds from the issuance of preferred stock	135,000	-
Net proceeds from the issuance of common stock	28,000	168,000
Restricted cash	-	42,000
Net cash provided by financing activities	152,000	260,000

Net (decrease) in cash equivalents	(28,000)	(18,000)
Cash equivalents - beginning	39,000	57,000
Cash equivalents - ending	$11,000	$39,000

Supplemental disclosures:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

F5

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE A – BASIS OF PRESENTATION

The interim consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein.  It is suggested that these interim consolidated financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2003 and notes thereto included in the Company's Form 10-KSB.  The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

NOTE B - FURNITURE, EQUIPMENT, AND IMPROVEMENTS

Furniture, equipment, and improvements as of September 30, 2004 consisted of the following:

Computers	$ 275,000
Furniture, fixtures and equipment	105,000
Leasehold improvements	10,000
390,000
Accumulated depreciation	(290,000)
$ 100,000

NOTE C - NOTE PAYABLE

During January 2001, the Company borrowed $300,000. The loan is collateralized by substantially all of the Company's assets and personally guaranteed by an officer of the Company. Additional collateral was provided by a letter of credit issued by a then unrelated third party. The letter of credit expired on January 19, 2002. The note was renewed with a due date of July 24, 2002 at a current interest rate of 7%. On July 24, 2002, the Company paid $50,000 of principal and $10,525 of interest. The remaining $250,000 of principal was extended to October 24, 2002 at a current interest rate of 7%. On October 24, 2002 the Company paid $25,000 of principal and $4,555 of interest. The remaining $225,000 of principal was extended until April 24, 2003 at a current interest rate of 7%.  On April 24, 2003, the Company paid $12,224 of principal and $12,768 of interest.  The remaining $212,776 of principal was extended until October 15, 2003 at a current interest rate of 7%.  On October 20, 2003, the Company has negotiated a payment of $25,000 in principal and $7,500 in interest and extended the note to April 23, 2004.  On April 5, 2004, the Company paid $25,000 of principal and $6,000 in interest.  The remaining $163,240 was extended to October 15, 2004.  On October 8, 2004, the Company paid $25,000 of principal and $6,000 of interest.  The remaining $138,168 was extended until April 15, 2005.  As of September 30, 2004, the Company had a balance due of $163,000 plus accrued interest of $5,000.

On April 22, 2002, the Company borrowed $50,000.  The loan was due on April 23, 2003 at a current interest rate of 10% per annum.  This note is secured by 500,000 shares of the Company’s $0.001 par value common stock.  As of September 30, 2004, the Company is in default and is negotiating with the note holder.  As of September 30, 2004, the total amount owed was $62,000 of which $50,000 is principal and $12,000 is interest.

In April 2002, the Company borrowed $12,500.  The loan is due on demand and bears no interest.  As of September 30, 2004, the Company had a balance due of $12,500.

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On March 1, 2003, the Company borrowed $25,000. The loan was due on September 30, 2003 at a current interest rate of 7% per annum.  On August 29, 2003, the note was extended to December 31, 2003.   On December 31, 2003, the note was extended to April 15, 2004.  As of September 30, 2004, the Company had a balance due of $27,000.  On April 15, 2004, the note was extended to September 30, 2004.  On May 21, 2004, the borrowed an additional $50,000.  The loan was due on demand at a current interest rate of 8% per annum.  As of September 30, 2004, the total amount owed was $79,000 of which $75,000 is principal and $4,000 is interest.

On September 2, 2004, the Company borrowed $25,000.  The loan is due on demand and bears no interest.  As of September 30, 2004, the Company had a balance due of $25,000.

On September 3, 2004, the Company borrowed $30,000 from a director of the Company.  The loan is due on demand and bears no interest.  As of September 30, 2004, the Company had a balance due of $30,000.

NOTE D - CAPITAL TRANSACTIONS

Common stock:

During the nine month period ended September 30, 2004, the Company effected the following stock transactions:

On January 7, 2004, the Company issued a total of 250,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $15,000.  The entire amount is considered prepaid compensation.

On February 9, 2004, the Company issued a total of 75,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $4,500.  The entire amount is considered prepaid compensation.

On March 7, 2004, the Company issued a total of 275,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $16,500.  The entire amount is considered prepaid compensation.

On March 8, 2004, the Company issued a total of 127,723 shares of the Company’s $0.001 par value common stock to an employee in lieu of salary which was valued at $16,000.

During the three months ended March 31, 2004, the Company received cash totaling $116,000.  The Company has an offering open and raised a total of $56,000 related to the sale of 223,000 shares of the Company’s $0.001 par value common stock.  The remaining amount of $60,000 is due to the exercise of warrants from individuals to purchase a total of 285,000 shares of the Company’s $0.001 par value common stock.  As of September 30, 2004, the Company has not issued any of the shares mentioned and the entire balance of $116,000 is considered subscriptions payable and will be adjusted upon the issuance of the shares.

On March 31, 2004, the Company adjusted prepaid compensation in the amount of $15,000.

On April 6, 2004, the Company cancelled 22,500 shares of its $0.001 par value common stock that was erroneously issued to an employee as a bonus on December 10, 2003.

On June 7, 2004, the Company issued a total of 210,000 shares of the Company’s $0.001 par value common stock which was part of the equity offering and reduced the subscriptions payable balance by $52,500.  In addition, the Company issued a total of 185,000 shares of the Company’s $0.001 par value common stock which were related to the exercise of warrants and reduced the subscriptions payable balance by $38,850.

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On June 22, 2004, the Company issued a total of 275,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $16,500.  The entire amount is considered prepaid compensation.

On June 29, 2004, the Company received cash totaling $47,000.  The Company sold 275,000 shares of its $0.001 par value common stock to one of its directors.  The entire balance of $47,000 is considered subscriptions payable and will be adjusted upon the issuance of the shares.

On June 30, 2004, the Company received cash totaling $6,600 for options from an individual to purchase a total of 60,000 shares of the Company’s $0.001 par value common stock.

On June 30, 2004, the Company adjusted prepaid compensation in the amount of $15,000.

On August 1, 2004, the Company issued a total of 59,658 shares of the Company’s $0.001 par value common stock to employees in lieu of salary which was valued at $20,277.

On August 16, 2004, the Company issued a total of 59,658 shares of the Company’s $0.001 par value common stock to employees in lieu of salary which was valued at $20,277.

On August 31, 2004, the Company issued a total of 32,000 shares of the Company’s $0.001 par value common stock to various individuals in exchange for cash of $5,000 and subscriptions receivable of $3,250.

On August 31, 2004, the Company authorized to issue 40,000 shares the Company’s $0.001 par value common stock to an individual in exchange for services rendered of $10,000.  The entire amount is considered subscriptions payable and will be adjusted upon the issuance of the shares.

On September 1, 2004, the Company issued a total of 59,658 shares of the Company’s $0.001 par value common stock to employees in lieu of salary which was valued at $20,277.

On September 23, 2004, the Company issued a total of 275,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $16,500.  The entire amount is considered prepaid compensation.

On September 29, 2004, the Company issued a total of 50,000 shares of its $0.001 par value common stock to their attorneys in exchange for legal services totaling $12,000.

On September 30, 2004, the Company issued a total of 99,338 shares of the Company’s $0.001 par value common stock to employees in lieu of salary which was valued at $21,854.13.

On September 30, 2004, the Company adjusted prepaid compensation in the amount of $15,000.

Warrants:

During the nine month period ended September 30, 2004 there were no warrants issued and 345,000 warrants exercised.

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Stock options:

Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock- based compensation prescribed therein are shown below. Exercise prices and weighted-average contractual lives of stock options outstanding as of September 30, 2004 are as follows:

Options Outstanding			Options Exercisable
		Weighted Average	Weighted Average		Weighted Average
Exercise Prices	Number Outstanding	Remaining Contractual Life	Exercise Prices	Number Exercisable	Exercise Price
$0.05-$0.30	7,832,320	6.64	$0.10	5,853,400	$0.11
$0.31-$0.50	160,000	4.63	$0.36	160,000	$0.36
$0.54-$0.83	60,000	1.58	$0.61	60,000	$0.61

Summary of Options Granted and Outstanding:

	For the nine months ended September 30,
	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options:
Outstanding at beginning of year	6,042,824	$0.12	2,526,000	$0.63
Granted	-	$ -	1,700,000	$0.06
Cancelled	(337,049)	$0.26	(6,000)	$1.25
Outstanding at end of year	5,705,775	$0.12	4,220,000	$0.63

The following table summarizes the pro forma operating results of the Company for September 30, 2004 had compensation costs for the stock options granted to employees been determined in accordance with the fair value based method of accounting for stock based compensation as prescribed by SFAS No. 123.

Proforma net income (loss) available to common stockholders

   $

         0

Proforma basic and diluted loss per share

   $            0.00

NOTE E - RELATED PARTY TRANSACTIONS

Consulting agreement:

The Company entered into a consulting agreement with Mr. Brian McGowan, a stockholder, to advise the CEO on business strategy, formulate marketing ideas and plans, and introduce the Company to companies and individuals in various markets with regard to the Company’s business, products, and services. The term of the employment agreement is for approximately five years commencing on July 1, 2003 and terminating on December 31, 2008.  Mr. McGowan will receive a total of 5,500,000 shares of the Company’s $0.001 par value common stock valued at $330,000.  As of September 30, 2004, he was paid a total of 3,900,000 shares of common stock, but he has earned only 1,250,000 shares and the difference of 2,650,000 shares is considered prepaid compensation.  During the nine month period ended September 30, 2004, the Company has expensed $45,000 in consulting fees.

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE F- MAJOR CUSTOMERS

During the nine month period ended September 30, 2004, three customers accounted for 38% of the Company's revenue (Stampede Entertainment 15%, Universal Studios 13%, and MPG Systems 10%).  The Company recognized $0 as revenue and $0 as expense from barter agreements for the nine month period ended September 30, 2004.

As of September 30, 2004, balances due from five customers comprised 82% of total accounts receivable (Forbes.com 24%, Stampede Entertainment 19%, MPG Systems 18%, CompUSA 11%, and Sun Healthcare 10%).

NOTE G - REPORTABLE SEGMENTS

Management has identified the Company's reportable segments based on separate legal entities. NMS derives revenues from the development and marketing proprietary internet technology-based software and WKI provides data maintenance services related to NMS digital asset management system. Information related to the Company's reportable segments for the nine months ended September 30, 2004 is as follows:

	NMS	WKI	Total
Revenue	$ 964,000	$ 21,000	$ 985,000

Cost of services	258,000	28,000	286,000
Cost of hardware	25,000	-	25,000
General and administrative	581,000	119,000	700,000
Research and development	91,000	-	91,000

Operating income (loss)	9,000	(126,000)	(117,000)

Total assets	$823,000	$ 29,000	$ 852,000

WKI revenue consists primarily of software maintenance and scanning services.

A reconciliation of the segments' operating loss to the consolidated net loss/comprehensive loss is as follows:

Segment’s operating income

($   117,000)

Other income

(19,000)

Consolidated net loss/comprehensive loss

($   136,000)

Prior to acquisition of Working Knowledge, Inc., in April 2000, the Company operated within one business segment.

For the nine months ended September 30, 2004, amortization and depreciation expense amounted to $41,000 and $17,000 for NMS and WKI, respectively.  Also, total fixed asset additions amounted to $17,000 and $0 for NMS and WKI, respectively, while fixed asset disposals amounted to $0 and $0 for NMS and WKI, respectively.

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE H – COMMITMENTS AND CONTINGENCIES

Leases:

The Company leases office space in New Mexico and California.  Future minimum lease payments as of September 30, 2004 are as follows:

Year	Amount
2004	$ 62,000
2005	$ 82,000
2006	$ 82,000
2007	$ 82,000
2008	$ 82,000

Rent expense for office space in New Mexico and California for the nine months ended September 30, 2004 amounted to $27,000 and $27,000, respectively.

Employment agreement:

The Company entered into an employment and non-competition agreement with a stockholder to act in the capacity of President and Chief Executive Officer (CEO). The term of the employment agreement is for three years commencing on January 1, 2003. The agreement allows for a one year renewal option unless terminated by either party.  Base salary is $44,000 per annum with available additional cash compensation as defined in the agreement.  Compensation under this agreement of $33,000 is included in general and administrative expenses for the nine month period ended September 30, 2004.  The non-competition agreement commences upon the termination of the employment agreement for a period of one year.   As of September 30, 2004, there was a total of $107,000 in accrued payroll.

Outstanding Payroll Taxes:

The Company has unpaid Federal and State payroll taxes totaling $277,000 as of September 30, 2004, including estimated penalties and interest. The penalties and interest associated with this liability is estimated to be in excess of 10% of the total payroll taxes due, and the Company has accrued $30,000 in penalties and interest.

On June 1, 2003, the Company settled with the State of New Mexico and agreed to pay $1,000 per month of past due payroll taxes plus the current amount due.  During the nine months ended September 30, 2004, the Company paid a total of $9,000 of past due payroll taxes.

On October 17, 2003, the Company settled with the IRS and agreed to pay $5,000 per month of past due payroll taxes plus the current amount due.  During the nine months ended September 30, 2004, the Company paid a total of $50,000 of past due payroll taxes.

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE I – LEGAL PROCEEDINGS

Kurt Paul Grossman and Ann Grossman filed a complaint for Breach of Contract on a Promissory Note against the Company on November 25, 2003, in the Superior Court of California, Orange County Division, case # 03CC14074.  There was a question of whether the complaint was properly served and whether the California courts have jurisdiction over the Company.  The Grossmans filed an Application for Writ of Attachment which was denied on January 30.  The Grossmans asked for $55,000 ($50,000 on the promissory note plus $5,000 interest); $304.40 in costs; and $24,000 in attorney’s fees.  The Grossmans, through a separate entity, Doctors Telehealth Network, purchased software from the Company, and it has not been paid for.  The Company filed a motion to quash the service of summons for lack of personal jurisdiction and to vacate a default judgment against us.  The court tentatively ruled in favor of the Grossmans.  However, after the Company’s oral argument on April 23, 2004, the court withdrew its tentative ruling and ruled in favor of the Company.  Specifically, the court ruled that the Company does not have sufficient contact with California to warrant the exercise of personal jurisdiction.  Based on this ruling, there is no action pending against the Company at this time.

In October 2003, the Company entered into an interim agreement with the Internal Revenue Service concerning the repayment of federal tax deposits which the Company failed to pay for the six operating quarters ended September 30, 2003.  The Company has agreed to pay $5,000 per month beginning November 1, 2003.  During this interim period the IRS has agreed to withhold the filing of a federal tax lien.  Consideration of filing a lien in the future will be based upon a determination of how long it may take to pay the taxes.  Also, the Company’s failure to make timely federal tax deposits will default this interim agreement and necessitate the filing of the lien.  The Company’s unpaid tax returns for these quarters are being assessed by the IRS, and the Company expects to receive an assessment notice for each period upon completion of this assessment.  The Company estimates that these assessments will total approximately $300,000, plus interest and penalties.  Since the end of the third quarter 2003, the Company has made on-time payments of current payroll taxes for both the state and federal agencies.

On March 9, 2004, the Company’s legal counsel received a letter from an attorney representing Manhattan Scientifics.  The letter threatened litigation against the Company for alleged breach of contract and against Richard Govatski, president of the Company, for alleged tortious interference with contract.  This is based on the fact that the Company was alleged to have declined to honor Manhattan Scientifics'  request for a cashless exercise of 150,000 of the Company’s Common Stock Purchase Warrants (the "Warrants") allegedly issued to Manhattan Scientifics.  It is the Company’s position that the Warrants, among other things, were issued in a transaction that was not an arms-length transaction and therefore, the Warrants should be cancelled, and that in any event, the alleged cashless exercise was not properly done and itself is a nullity.  In May 2004, Manhattan Scientifics filed a suit in Federal Court in New York against the Company and Mr. Govatski for damages in this matter.  The case was dismissed by the Federal Court due to a lack of diversity jurisdiction.  On June 25, 2004, the Company was served with a complaint filed in the Supreme Court of the State New York, County of New York, Index No. 601793/04, asserting the same claims.  Manhattan Scientifics seeks damages against the Company for an alleged breach of contract for failure to allow the alleged cashless exercise, in an amount of $1.5 million, and alleges a tortious interference claim against Mr. Govatski.  The Company served their Answer to the Complaint on August 16, 2004.  Mr. Govatski is seeking dismissal of the claim against him for lack of personal jurisdiction and for failure to state a claim.  Along with the Company’s Answer, they are asserting Counterclaims against Manhattan Scientifics for monies owed by Manhattan Scientifics and for a declaratory judgment, and against a former Company Director, Marvin Maslow for fraud and breach of fiduciary duty due to his persuading the Company to enter into the Warrant transaction with Manhattan Scientifics, which they contend was done for the benefit of Maslow and Manhattan Scientifics, and not for the benefit of the Company .  The Company believes that due to the fact that Mr. Maslow and a second former Company director (Scott Bach), were also Directors of Manhattan Scientifics at the time of the transactions in dispute, and constituted two of the Company's three Directors at the time, Mr. Maslow and Mr. Bach should have excused themselves from participating in negotiating and voting on the issue of whether to approve the Warrants. Messrs. Maslow and Bach resigned as the Company’s Directors in December 2002.    It is the Company’s position that such financial conflicts include Mr. Maslow's causing the Company to pay for third-party consulting services provided to Manhattan Scientifics, while  stating that such services would be provided to, and were needed by, the Company  as part of the transaction.  It is the Company’s position that Mr. Maslow also misrepresented the fairness of the transaction in dispute at the time to the Company, which they contend was being done for the benefit of Mr. Maslow and Manhattan Scientifics, to the detriment of the Company. In the Company’s counterclaims, they are seeking, among other relief, a determination that the Warrants should be declared null and void from inception, plus damages against Mr. Maslow.  It is further the Company’s position that even if the Warrants were properly issued (the Company contends they were not), the Warrants were never properly exercised by Manhattan Scientifics.

NMXS.com, Inc. and Subsidiaries
Consolidated Balance Sheet
(unaudited)

September 30,
2004
Assets

Current assets:
Cash and equivalents	$89,000
Accounts receivable, net	507,000
Inventory	7,000
Prepaid expenses and other assets	34,000
Total current assets	637,000

Furniture, equipment and improvements, net	100,000
Security deposits	40,000
Goodwill, net	75,000

$852,000

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$67,000
Accrued expenses	412,000
Deferred revenue	15,000
Notes payable	356,000
Total current liabilities	850,000

Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares
authorized, 135 shares issued and outstanding	-
Common stock, $0.001 par value, 50,000,000 shares
authorized, 31,436,791 shares issued and outstanding	31,000
Additional paid-in capital	9,136,000
Stocks payable	78,000
Prepaid compensation	(159,000)
Accumulated (deficit)	(9,084,000)
2,000

$852,000

The accompanying notes are an integral part of these financial statements.

F2

NMXS.com, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenue
Software sales and maintenance	$142,000	$158,000	$632,000	$648,000
Custom programming	5,000	151,000	43,000	200,000
License fees	15,000	15,000	125,000	30,000
Scanning services	42,000	50,000	130,000	121,000
Hardware sales	3,000	2,000	53,000	3,000
Other	1,000	1,000	2,000	2,000
	208,000	377,000	985,000	1,004,000

Operating costs and expenses:
Cost of services	127,000	80,000	286,000	245,000
Cost of hardware	9,000	-	25,000	-
General and administrative	260,000	158,000	700,000	716,000
Research and development	32,000	28,000	91,000	90,000
Bad debt expense	-	-	-	501,000
Total operating costs and expenses	428,000	266,000	1,102,000	1,552,000

Net operating profit (loss)	(220,000)	111,000	(117,000)	(548,000)

Other (expense):
Interest (expense)	(12,000)	(5,000)	(19,000)	(19,000)
Total other (expense)	(12,000)	(5,000)	(19,000)	(19,000)

Net income (loss)	$(232,000)	$106,000	$(136,000)	$(567,000)

Weighted average number of
common shares outstanding - basic and fully diluted	30,233,770	27,625,235	30,324,023	26,202,932

Net income (loss) per share - basic and fully diluted	$(0.01)	$0.00	$(0.00)	$(0.02)

The accompanying notes are an integral part of these financial statements.

F3

NMXS.com, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	For the nine months ended
	September 30,
	2004	2003
Cash flows from operating activities
Net (loss)	$(136,000)	$(567,000)
Adjustments to reconcile net (loss) to
net cash (used) by operating activities:
Prior period adjustment	-	(6,000)
Common stock issued for salaries	98,000	69,000
Common stock issued for services	48,000	107,000
Stock options issued for services	-	9,000
Bad debt expense	-	501,000
Depreciation and amortization	58,000	65,000
Changes in:
Accounts receivable	(57,000)	(307,000)
Inventory	(4,000)	(10,000)
Prepaid expenses and other assets	(13,000)	(11,000)
Security deposits	(1,000)	-
Officer advances	-	1,000
Accounts payable	(55,000)	(132,000)
Accrued expenses	(53,000)	117,000
Deferred revenue	(55,000)	25,000
Net cash (used) by operating activities	(170,000)	(139,000)

Cash flows from investing activities
Acquisition of fixed assets	(17,000)	(6,000)
Net cash (used) by investing activities	(17,000)	(6,000)

Cash flows from financing activities
Proceeds from notes payable	105,000	25,000
Repayment of note payable	(25,000)	(12,000)
Net proceeds from the issuance of common stock	185,000	28,000
Net proceeds from the issuance of preferred stock	-	135,000
Net cash provided by financing activities	265,000	176,000

Net increase in cash and equivalents	78,000	31,000
Cash and equivalents - beginning	11,000	39,000
Cash and equivalents - ending	$89,000	$70,000

Supplemental disclosures:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

F4

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE A – BASIS OF PRESENTATION

The interim consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein.  It is suggested that these interim consolidated financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2003 and notes thereto included in the Company's Form 10-KSB.  The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

NOTE B - FURNITURE, EQUIPMENT, AND IMPROVEMENTS

Furniture, equipment, and improvements as of September 30, 2004 consisted of the following:

Computers	$ 275,000
Furniture, fixtures and equipment	105,000
Leasehold improvements	10,000
390,000
Accumulated depreciation	(290,000)
$ 100,000

NOTE C - NOTE PAYABLE

During January 2001, the Company borrowed $300,000. The loan is collateralized by substantially all of the Company's assets and personally guaranteed by an officer of the Company. Additional collateral was provided by a letter of credit issued by a then unrelated third party. The letter of credit expired on January 19, 2002. The note was renewed with a due date of July 24, 2002 at a current interest rate of 7%. On July 24, 2002, the Company paid $50,000 of principal and $10,525 of interest. The remaining $250,000 of principal was extended to October 24, 2002 at a current interest rate of 7%. On October 24, 2002 the Company paid $25,000 of principal and $4,555 of interest. The remaining $225,000 of principal was extended until April 24, 2003 at a current interest rate of 7%.  On April 24, 2003, the Company paid $12,224 of principal and $12,768 of interest.  The remaining $212,776 of principal was extended until October 15, 2003 at a current interest rate of 7%.  On October 20, 2003, the Company has negotiated a payment of $25,000 in principal and $7,500 in interest and extended the note to April 23, 2004.  On April 5, 2004, the Company paid $25,000 of principal and $6,000 in interest.  The remaining $163,240 was extended to October 15, 2004.  On October 8, 2004, the Company paid $25,000 of principal and $6,000 of interest.  The remaining $138,168 was extended until April 15, 2005.  As of September 30, 2004, the Company had a balance due of $163,000 plus accrued interest of $5,000.

On April 22, 2002, the Company borrowed $50,000.  The loan was due on April 23, 2003 at a current interest rate of 10% per annum.  This note is secured by 500,000 shares of the Company’s $0.001 par value common stock.  As of September 30, 2004, the Company is in default and is negotiating with the note holder.  As of September 30, 2004, the total amount owed was $62,000 of which $50,000 is principal and $12,000 is interest.

F5

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In April 2002, the Company borrowed $12,500.  The loan is due on demand and bears no interest.  As of September 30, 2004, the Company had a balance due of $12,500.

On March 1, 2003, the Company borrowed $25,000. The loan was due on September 30, 2003 at a current interest rate of 7% per annum.  On August 29, 2003, the note was extended to December 31, 2003.   On December 31, 2003, the note was extended to April 15, 2004.  As of September 30, 2004, the Company had a balance due of $27,000.  On April 15, 2004, the note was extended to September 30, 2004.  On May 21, 2004, the borrowed an additional $50,000.  The loan was due on demand at a current interest rate of 8% per annum.  As of September 30, 2004, the total amount owed was $79,000 of which $75,000 is principal and $4,000 is interest.

On September 2, 2004, the Company borrowed $25,000.  The loan is due on demand and bears no interest.  As of September 30, 2004, the Company had a balance due of $25,000.

On September 3, 2004, the Company borrowed $30,000 from a director of the Company.  The loan is due on demand and bears no interest.  As of September 30, 2004, the Company had a balance due of $30,000.

NOTE D - CAPITAL TRANSACTIONS

Common stock:

During the nine month period ended September 30, 2004, the Company effected the following stock transactions:

On January 7, 2004, the Company issued a total of 250,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $15,000.  The entire amount is considered prepaid compensation.

On February 9, 2004, the Company issued a total of 75,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $4,500.  The entire amount is considered prepaid compensation.

On March 7, 2004, the Company issued a total of 275,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $16,500.  The entire amount is considered prepaid compensation.

On March 8, 2004, the Company issued a total of 127,723 shares of the Company’s $0.001 par value common stock to an employee in lieu of salary which was valued at $16,000.

During the three months ended March 31, 2004, the Company received cash totaling $116,000.  The Company has an offering open and raised a total of $56,000 related to the sale of 223,000 shares of the Company’s $0.001 par value common stock.  The remaining amount of $60,000 is due to the exercise of warrants from individuals to purchase a total of 285,000 shares of the Company’s $0.001 par value common stock.  As of September 30, 2004, the Company has not issued any of the shares mentioned and the entire balance of $116,000 is considered subscriptions payable and will be adjusted upon the issuance of the shares.

On March 31, 2004, the Company adjusted prepaid compensation in the amount of $15,000.

F6

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On April 6, 2004, the Company cancelled 22,500 shares of its $0.001 par value common stock that was erroneously issued to an employee as a bonus on December 10, 2003.

On June 7, 2004, the Company issued a total of 210,000 shares of the Company’s $0.001 par value common stock which was part of the equity offering and reduced the subscriptions payable balance by $52,500.  In addition, the Company issued a total of 185,000 shares of the Company’s $0.001 par value common stock which were related to the exercise of warrants and reduced the subscriptions payable balance by $38,850.

On June 22, 2004, the Company issued a total of 275,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $16,500.  The entire amount is considered prepaid compensation.

On June 29, 2004, the Company received cash totaling $47,000.  The Company sold 275,000 shares of its $0.001 par value common stock to one of its directors.  The entire balance of $47,000 is considered subscriptions payable and will be adjusted upon the issuance of the shares.

On June 30, 2004, the Company received cash totaling $6,600 for options from an individual to purchase a total of 60,000 shares of the Company’s $0.001 par value common stock.

On June 30, 2004, the Company adjusted prepaid compensation in the amount of $15,000.

On August 1, 2004, the Company issued a total of 59,658 shares of the Company’s $0.001 par value common stock to employees in lieu of salary which was valued at $20,277.

On August 16, 2004, the Company issued a total of 59,658 shares of the Company’s $0.001 par value common stock to employees in lieu of salary which was valued at $20,277.

On August 31, 2004, the Company issued a total of 32,000 shares of the Company’s $0.001 par value common stock to various individuals in exchange for cash of $5,000 and subscriptions receivable of $3,250.

On August 31, 2004, the Company authorized to issue 40,000 shares the Company’s $0.001 par value common stock to an individual in exchange for services rendered of $10,000.  The entire amount is considered subscriptions payable and will be adjusted upon the issuance of the shares.

On September 1, 2004, the Company issued a total of 59,658 shares of the Company’s $0.001 par value common stock to employees in lieu of salary which was valued at $20,277.

On September 23, 2004, the Company issued a total of 275,000 shares of its $0.001 par value common stock to a shareholder of the Company as part of a five year consulting agreement in the amount of $16,500.  The entire amount is considered prepaid compensation.

On September 29, 2004, the Company issued a total of 50,000 shares of its $0.001 par value common stock to their attorneys in exchange for legal services totaling $12,000.

On September 30, 2004, the Company issued a total of 99,338 shares of the Company’s $0.001 par value common stock to employees in lieu of salary which was valued at $21,854.13.

On September 30, 2004, the Company adjusted prepaid compensation in the amount of $15,000.

F7

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Warrants:

During the nine month period ended September 30, 2004 there were no warrants issued and 345,000 warrants exercised.

Stock options:

Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock- based compensation prescribed therein are shown below. Exercise prices and weighted-average contractual lives of stock options outstanding as of September 30, 2004 are as follows:

Options Outstanding			Options Exercisable
		Weighted Average	Weighted Average		Weighted Average
Exercise Prices	Number Outstanding	Remaining Contractual Life	Exercise Prices	Number Exercisable	Exercise Price
$0.05-$0.30	7,832,320	6.64	$0.10	5,853,400	$0.11
$0.31-$0.50	160,000	4.63	$0.36	160,000	$0.36
$0.54-$0.83	60,000	1.58	$0.61	60,000	$0.61

Summary of Options Granted and Outstanding:

	For the nine months ended September 30,
	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options:
Outstanding at beginning of year	6,042,824	$0.12	2,526,000	$0.63
Granted	-	$ -	1,700,000	$0.06
Cancelled	(337,049)	$0.26	(6,000)	$1.25
Outstanding at end of year	5,705,775	$0.12	4,220,000	$0.63

The following table summarizes the pro forma operating results of the Company for September 30, 2004 had compensation costs for the stock options granted to employees been determined in accordance with the fair value based method of accounting for stock based compensation as prescribed by SFAS No. 123.

Proforma net income (loss) available to common stockholders

   $

         0

Proforma basic and diluted loss per share

   $            0.00

F8

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE E - RELATED PARTY TRANSACTIONS

Consulting agreement:

The Company entered into a consulting agreement with Mr. Brian McGowan, a stockholder, to advise the CEO on business strategy, formulate marketing ideas and plans, and introduce the Company to companies and individuals in various markets with regard to the Company’s business, products, and services. The term of the employment agreement is for approximately five years commencing on July 1, 2003 and terminating on December 31, 2008.  Mr. McGowan will receive a total of 5,500,000 shares of the Company’s $0.001 par value common stock valued at $330,000.  As of September 30, 2004, he was paid a total of 3,900,000 shares of common stock, but he has earned only 1,250,000 shares and the difference of 2,650,000 shares is considered prepaid compensation.  During the nine month period ended September 30, 2004, the Company has expensed $45,000 in consulting fees.

NOTE F- MAJOR CUSTOMERS

During the nine month period ended September 30, 2004, three customers accounted for 38% of the Company's revenue (Stampede Entertainment 15%, Universal Studios 13%, and MPG Systems 10%).  The Company recognized $0 as revenue and $0 as expense from barter agreements for the nine month period ended September 30, 2004.

As of September 30, 2004, balances due from five customers comprised 82% of total accounts receivable (Forbes.com 24%, Stampede Entertainment 19%, MPG Systems 18%, CompUSA 11%, and Sun Healthcare 10%).

NOTE G - REPORTABLE SEGMENTS

Management has identified the Company's reportable segments based on separate legal entities. NMS derives revenues from the development and marketing proprietary internet technology-based software and WKI provides data maintenance services related to NMS digital asset management system. Information related to the Company's reportable segments for the nine months ended September 30, 2004 is as follows:

	NMS	WKI	Total
Revenue	$ 964,000	$ 21,000	$ 985,000

Cost of services	258,000	28,000	286,000
Cost of hardware	25,000	-	25,000
General and administrative	581,000	119,000	700,000
Research and development	91,000	-	91,000

Operating income (loss)	9,000	(126,000)	(117,000)

Total assets	$823,000	$ 29,000	$ 852,000

WKI revenue consists primarily of software maintenance and scanning services.

F9

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A reconciliation of the segments' operating loss to the consolidated net loss/comprehensive loss is as follows:

Segment’s operating income

($   117,000)

Other income

(19,000)

Consolidated net loss/comprehensive loss

($   136,000)

Prior to acquisition of Working Knowledge, Inc., in April 2000, the Company operated within one business segment.

For the nine months ended September 30, 2004, amortization and depreciation expense amounted to $41,000 and $17,000 for NMS and WKI, respectively.  Also, total fixed asset additions amounted to $17,000 and $0 for NMS and WKI, respectively, while fixed asset disposals amounted to $0 and $0 for NMS and WKI, respectively.

NOTE H – COMMITMENTS AND CONTINGENCIES

Leases:

The Company leases office space in New Mexico and California.  Future minimum lease payments as of September 30, 2004 are as follows:

Year	Amount
2004	$ 62,000
2005	$ 82,000
2006	$ 82,000
2007	$ 82,000
2008	$ 82,000

Rent expense for office space in New Mexico and California for the nine months ended September 30, 2004 amounted to $27,000 and $27,000, respectively.

Employment agreement:

The Company entered into an employment and non-competition agreement with a stockholder to act in the capacity of President and Chief Executive Officer (CEO). The term of the employment agreement is for three years commencing on January 1, 2003. The agreement allows for a one year renewal option unless terminated by either party.  Base salary is $44,000 per annum with available additional cash compensation as defined in the agreement.  Compensation under this agreement of $33,000 is included in general and administrative expenses for the nine month period ended September 30, 2004.  The non-competition agreement commences upon the termination of the employment agreement for a period of one year.   As of September 30, 2004, there was a total of $107,000 in accrued payroll.

Outstanding Payroll Taxes:

The Company has unpaid Federal and State payroll taxes totaling $277,000 as of September 30, 2004, including estimated penalties and interest. The penalties and interest associated with this liability is estimated to be in excess of 10% of the total payroll taxes due, and the Company has accrued $30,000 in penalties and interest.

F10

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On June 1, 2003, the Company settled with the State of New Mexico and agreed to pay $1,000 per month of past due payroll taxes plus the current amount due.  During the nine months ended September 30, 2004, the Company paid a total of $9,000 of past due payroll taxes.

On October 17, 2003, the Company settled with the IRS and agreed to pay $5,000 per month of past due payroll taxes plus the current amount due.  During the nine months ended September 30, 2004, the Company paid a total of $50,000 of past due payroll taxes.

NOTE I – LEGAL PROCEEDINGS

Kurt Paul Grossman and Ann Grossman filed a complaint for Breach of Contract on a Promissory Note against the Company on November 25, 2003, in the Superior Court of California, Orange County Division, case # 03CC14074.  There was a question of whether the complaint was properly served and whether the California courts have jurisdiction over the Company.  The Grossmans filed an Application for Writ of Attachment which was denied on January 30.  The Grossmans asked for $55,000 ($50,000 on the promissory note plus $5,000 interest); $304.40 in costs; and $24,000 in attorney’s fees.  The Grossmans, through a separate entity, Doctors Telehealth Network, purchased software from the Company, and it has not been paid for.  The Company filed a motion to quash the service of summons for lack of personal jurisdiction and to vacate a default judgment against us.  The court tentatively ruled in favor of the Grossmans.  However, after the Company’s oral argument on April 23, 2004, the court withdrew its tentative ruling and ruled in favor of the Company.  Specifically, the court ruled that the Company does not have sufficient contact with California to warrant the exercise of personal jurisdiction.  Based on this ruling, there is no action pending against the Company at this time.

In October 2003, the Company entered into an interim agreement with the Internal Revenue Service concerning the repayment of federal tax deposits which the Company failed to pay for the six operating quarters ended September 30, 2003.  The Company has agreed to pay $5,000 per month beginning November 1, 2003.  During this interim period the IRS has agreed to withhold the filing of a federal tax lien.  Consideration of filing a lien in the future will be based upon a determination of how long it may take to pay the taxes.  Also, the Company’s failure to make timely federal tax deposits will default this interim agreement and necessitate the filing of the lien.  The Company’s unpaid tax returns for these quarters are being assessed by the IRS, and the Company expects to receive an assessment notice for each period upon completion of this assessment.  The Company estimates that these assessments will total approximately $300,000, plus interest and penalties.  Since the end of the third quarter 2003, the Company has made on-time payments of current payroll taxes for both the state and federal agencies.

F11

NMXS.com, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On March 9, 2004, the Company’s legal counsel received a letter from an attorney representing Manhattan Scientifics.  The letter threatened litigation against the Company for alleged breach of contract and against Richard Govatski, president of the Company, for alleged tortious interference with contract.  This is based on the fact that the Company was alleged to have declined to honor Manhattan Scientifics' alleged request for a cashless exercise of 150,000 of the Company’s Common Stock Purchase Warrants (the "Warrants") allegedly issued to Manhattan Scientifics.  It is the Company’s position that the Warrants, among other things, were issued in a transaction that was not an arms-length transaction and therefore, the Warrants should be cancelled, and that in any event, the alleged cashless exercise was not properly done and itself is a nullity.  In May 2004, Manhattan Scientifics filed a suit in Federal Court in New York against the Company and Mr. Govatski for damages in this matter.  The case was dismissed by the Federal Court due to a lack of diversity jurisdiction.  On June 25, 2004, the Company was served with a complaint filed in the Supreme Court of the State New York, County of New York, Index No. 601793/04, asserting the same claims.  Manhattan Scientifics seeks damages against the Company for an alleged breach of contract for failure to allow the alleged cashless exercise, in an amount of $1.5 million, and alleges a tortious interference claim against Mr. Govatski.  The Company served their Answer to the Complaint on August 16, 2004.  Mr. Govatski is seeking dismissal of the claim against him for lack of personal jurisdiction and for failure to state a claim.  Along with the Company’s Answer, they are asserting Counterclaims against Manhattan Scientifics for monies owed by Manhattan Scientifics and for a declaratory judgment, and against a former Company Director, Marvin Maslow for fraud and breach of fiduciary duty due to his persuading the Company to enter into the Warrant transaction with Manhattan Scientifics, which they contend was done for the benefit of Maslow and Manhattan Scientifics, and not for the benefit of the Company as Mr. Maslow then knowingly falsely claimed.  The Company believes that due to the fact that Mr. Maslow and a second former Company director (Scott Bach), were also Directors of Manhattan Scientifics at the time of the transactions in dispute, and constituted two of the Company's three Directors at the time, Mr. Maslow and Mr. Bach should have excused themselves from participating in negotiating and voting on the issue of whether to approve the Warrants. Messrs. Maslow and Bach resigned as the Company’s Directors in December 2002.  The Company believes that Mr. Maslow had other financial conflicts in connection with the transaction in dispute, which further underscored that the transaction was not arms-length.  It is the Company’s position that such financial conflicts include Mr. Maslow's causing the Company to pay for third-party consulting services provided to Manhattan Scientifics, while falsely contending that such services would be provided to, and were needed by, the Company purportedly as part of the transaction.  It is the Company’s position that Mr. Maslow also misrepresented the fairness of the transaction in dispute at the time to the Company, which they contend was being done for the benefit of Mr. Maslow and Manhattan Scientifics, to the detriment of the Company, despite Mr. Maslow's knowingly false advise to the Company that the transaction would benefit the Company.  In the Company’s counterclaims, they are seeking, among other relief, a determination that the Warrants should be declared null and void from inception, plus damages against Mr. Maslow.  It is further the Company’s position that even if the Warrants were properly issued (the Company contends they were not), the Warrants were never properly exercised by Manhattan Scientifics.

F12